Filed pursuant to Rule 424(b)(3)
Registration No. 333-264529

PROSPECTUS

Baxter International Inc.

Offers to Exchange

Up to $800,000,000 aggregate principal amount of new 0.868% Senior Notes due 2023 registered under the

Securities Act of 1933, for any and all outstanding unregistered 0.868% Senior Notes due 2023;

Up to $1,400,000,000 aggregate principal amount of new 1.322% Senior Notes due 2024 registered under the

Securities Act of 1933, for any and all outstanding unregistered 1.322% Senior Notes due 2024;

Up to $1,450,000,000 aggregate principal amount of new 1.915% Senior Notes due 2027 registered under the

Securities Act of 1933, for any and all outstanding unregistered 1.915% Senior Notes due 2027;

Up to $1,250,000,000 aggregate principal amount of new 2.272% Senior Notes due 2028 registered under the

Securities Act of 1933, for any and all outstanding unregistered 2.272% Senior Notes due 2028;

Up to $1,550,000,000 aggregate principal amount of new 2.539% Senior Notes due 2032 registered under the

Securities Act of 1933, for any and all outstanding unregistered 2.539% Senior Notes due 2032;

Up to $750,000,000 aggregate principal amount of new 3.132% Senior Notes due 2051 registered under the

Securities Act of 1933, for any and all outstanding unregistered 3.132% Senior Notes due 2051;

Up to $300,000,000 aggregate principal amount of new Floating Rate Senior Notes due 2023 registered under the

Securities Act of 1933, for any and all outstanding unregistered Floating Rate Senior Notes due 2023; and

Up to $300,000,000 aggregate principal amount of new Floating Rate Senior Notes due 2024 registered under the

Securities Act of 1933, for any and all outstanding unregistered Floating Rate Senior Notes due 2024.

Baxter International Inc. (“Baxter” or “we”) is offering to exchange (i) new registered 0.868% Senior Notes due 2023 (the “2023 Exchange Notes”) for its outstanding unregistered 0.868% Senior Notes due 2023 (the “2023 Original Notes”), (ii) new registered 1.322% Senior Notes due 2024 (the “2024 Exchange Notes”) for its outstanding unregistered 1.322% Senior Notes due 2024 (the “2024 Original Notes”), (iii) new registered 1.915% Senior Notes due 2027 (the “2027 Exchange Notes”) for its outstanding unregistered 1.915% Senior Notes due 2027 (the “2027 Original Notes”), (iv) new registered 2.272% Senior Notes due 2028 (the “2028 Exchange Notes”) for its outstanding unregistered 2.272% Senior Notes due 2028 (the “2028 Original Notes”), (v) new registered 2.539% Senior Notes due 2032 (the “2032 Exchange Notes”) for its outstanding unregistered 2.539% Senior Notes due 2032 (the “2032 Original Notes”), (vi) new registered 3.132% Senior Notes due 2051 (the “2051 Exchange Notes” and, together with the 2023 Exchange Notes, 2024 Exchange Notes, 2027 Exchange Notes, 2028 Exchange Notes, and 2032 Exchange Notes, the “Fixed Rate Exchange Notes”) for its outstanding unregistered 3.132% Senior Notes due 2051 (the “2051 Original Notes” and, together with the 2023 Original Notes, 2024 Original Notes, 2027 Original Notes, 2028 Original Notes, and 2032 Original Notes, the “Fixed Rate Original Notes” ), (vii) new registered Floating Rate Senior Notes due 2023 (the “2023 Floating Rate Exchange Notes”) for its outstanding unregistered Floating Rate Senior Notes due 2023 (the “2023 Floating Rate Original Notes”) and (viii) new registered Floating Rate Senior Notes due 2024 (the “2024 Floating Rate Exchange Notes” and, together with the 2023 Floating Rate Exchange Notes, the “Floating Rate Exchange Notes”, and the Floating Rate Exchange Notes together with the Fixed Rate Exchange Notes, the “Exchange Notes”) for its outstanding unregistered Floating Rate Senior Notes due 2024 (the “2024 Floating Rate Original Notes”, and together with the 2023 Floating Rate Original Notes, the “Floating Rate Original Notes”, and the Floating Rate Original Notes together with the Fixed Rate Original Notes, the “Original Notes”). The Original Notes and the Exchange Notes are sometimes referred to in this prospectus together as the “notes”. The terms of each series of the Exchange Notes are substantially identical to the terms of the applicable series of Original Notes, except that the Exchange Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and there are certain differences relating to transfer restrictions, registration rights and payment of additional interest in case of non-registration. We refer to these offers as the “Exchange Offers”.

The Exchange Offers will expire at 5:00 p.m., New York City time, on June 10, 2022, unless extended or earlier terminated by us (such date, as the same may be extended or earlier terminated with respect to either or both series of Exchange Notes, the “Expiration Date”). Holders may withdraw their tendered Original Notes at any time at or prior to the Expiration Date of the Exchange Offers.

The Exchange Notes will be general senior unsecured and unsubordinated obligations and will rank equal in priority with all of Baxter’s existing and future unsecured and unsubordinated indebtedness and senior in right of payment to any future subordinated indebtedness Baxter may incur. See “Description of Exchange Notes”.

Baxter agreed with J.P. Morgan Securities LLC, Citigroup Global Markets, Inc., Loop Capital Markets LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Mizuho Securities USA LLC, TD Securities (USA) LLC, U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Academy Securities, Inc. and Siebert Williams Shank & Co., LLC, the initial purchasers of the Original Notes (the “Initial Purchasers”), to make this offer and to register the issuance of the Exchange Notes after the initial sale of the Original Notes.

No public market currently exists for the Original Notes and we cannot assure you that any public market for the Exchange Notes will develop. The Exchange Notes will not be listed on any national securities exchange.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution” below.

Investing in the Exchange Notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which is incorporated by reference herein, and on page 10 of this prospectus, to read about factors you should consider before investing in the Exchange Notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 12, 2022.

ABOUT THIS PROSPECTUS

No person has been authorized to give any information or any representation concerning us or the Exchange Offers (other than as contained in this prospectus or the related letter of transmittal) and we take no responsibility for, nor can we provide any assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of the incorporated document, as applicable.

In making an investment decision, prospective investors must rely on their own examination of us, and the terms of the Exchange Offers, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the Exchange Offers and to invest in the Exchange Notes under applicable legal investment or similar laws or regulations.

There are no guaranteed delivery provisions provided for in conjunction with the Exchange Offers under the terms of this prospectus and the accompanying letter of transmittal. Tendering holders must tender their Original Notes in accordance with the procedures set forth under “The Exchange Offers—Procedures for Tendering Original Notes”.

This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. See “Incorporation by Reference”.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

In this prospectus, unless we have indicated otherwise, or the context otherwise requires, references to “we”, “us” and “our” are references to Baxter International Inc. and its subsidiaries. Unless the context otherwise requires, references to “Baxter” in this prospectus are to Baxter International Inc. and not to any of its subsidiaries.

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FORWARD-LOOKING STATEMENTS

This prospectus includes and the documents incorporated by reference herein include “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified by their use of terms and phrases such as “believe”, “anticipate”, “could”, “estimate”, “intend”, “may”, “plan”, “expect”, and similar expressions. The statements are based on assumptions about many important factors, including assumptions concerning:

•

demand for, and market acceptance risks for and competitive pressures related to new and existing products (including challenges with our ability to accurately predict changing consumer preferences and needs and advances in technology and the resulting impact on customer inventory levels and the impact of reduced hospital admission rates and elective surgery volumes), and the impact of those products on quality and patient safety concerns;

•

product development risks, including satisfactory clinical performance and obtaining required regulatory approvals, the ability to manufacture at appropriate scale, and the general unpredictability associated with the product development cycle;

•	our ability to finance and develop new products or enhancements on commercially acceptable terms or at all;

•

the impact of global economic conditions (including, among other things, the ongoing war in Ukraine and the related economic sanctions being imposed globally in response to the conflict and potential trade wars) and public health crises and epidemics, such as the ongoing COVID-19 pandemic, on us and our employees, customers and suppliers, including foreign governments in countries in which we operate;

•

the continuity, availability and pricing of acceptable raw materials and component parts, and the related continuity of our manufacturing and distribution (including impacts from COVID-19) and those of our suppliers;

•

inability to create additional production capacity in a timely manner or the occurrence of other manufacturing, sterilization or supply difficulties (including as a result of natural disaster, public health crises and epidemics/pandemics, regulatory actions or otherwise);

•

our ability to identify business development and growth opportunities and to successfully execute on business development strategies (including the Hillrom acquisition and related integration and restructuring activities);

•	product quality or patient safety issues, leading to product recalls, withdrawals, launch delays, warning letters, import bans, sanctions, seizures, litigation, or declining sales;

•

breaches or failures of our information technology systems or products, including by cyber-attack, data leakage, unauthorized access or theft (as a result of increased remote working arrangements or otherwise);

•

future actions of (or failures to act or delays in acting by) the Food and Drug Administration, the European Medicines Agency or any other regulatory body or government authority (including the SEC, the Department of Justice or the Attorney General of any State) that could delay, limit or suspend product development, manufacturing or sale or result in seizures, recalls, injunctions, monetary sanctions or criminal or civil liabilities, including the continued delay in lifting the warning letter at our Ahmedabad facility;

•	failures with respect to our quality, compliance or ethics programs;

•

future actions of third parties, including third-party payers and our customers and distributors (including group purchasing organizations and integrated delivery networks), the impact of healthcare reform and its implementation, suspension, repeal, replacement, amendment, modification and other

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similar actions undertaken by the United States or foreign governments, including with respect to pricing, reimbursement, taxation and rebate policies; legislation, regulation and other governmental pressures in the United States or globally, including the cost of compliance and potential penalties for purported noncompliance thereof, all of which may affect pricing, reimbursement, taxation and rebate policies of government agencies and private payers or other elements of our business, including new or amended laws, rules and regulations (such as the California Consumer Privacy Act of 2018, the European Union’s General Data Protection Regulation and proposed regulatory changes of the U.S. Department of Health and Human Services in kidney health policy and reimbursement, which may substantially change the U.S. end stage renal disease market and demand for our peritoneal dialysis products, necessitating significant multi-year capital expenditures, which are difficult to estimate in advance);

•	the outcome of pending or future litigation, including the opioid litigation and current or future ethylene oxide litigation or other claims;

•	failure to achieve our short- and long-term financial goals;

•	the impact of competitive products and pricing, including generic competition, drug reimportation and disruptive technologies;

•	global regulatory, trade and tax policies (including with respect to climate change and other sustainability matters);

•

the ability to protect or enforce our owned or in-licensed patent or other proprietary rights (including trademarks, copyrights, trade secrets and know-how) or patents of third parties preventing or restricting our manufacture, sale or use of affected products or technology;

•	the impact of any goodwill or other intangible asset impairments on our operating results;

•	fluctuations in foreign exchange and interest rates;

•

any changes in law concerning the taxation of income (whether with respect to current or future tax reform), including income earned outside the United States and potential taxes associated with the Base Erosion and Anti-Abuse Tax or the Build Back Better framework;

•	actions by tax authorities in connection with ongoing tax audits;

•	loss of key employees, the occurrence of labor disruptions or the inability to identify and recruit new employees; and

•

other factors identified elsewhere in this prospectus or our Annual Report, including those factors described under “Risk Factors” in Item 1A of our Annual Report and on page 11 of this prospectus and in other filings with the SEC that are incorporated by reference herein.

Actual results may differ materially from those projected in the forward-looking statements. We do not undertake to update our forward-looking statements.

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INCORPORATION BY REFERENCE

In this prospectus, Baxter “incorporates by reference” certain of the information Baxter files with the SEC, which means that Baxter can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that Baxter files later with the SEC and incorporates herein will automatically update and supersede this information. Baxter incorporates by reference the documents listed below and any future filings Baxter will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the filing of the registration statement to which this prospectus relates and prior to the effectiveness of such registration statement and all such future filings that Baxter makes with the SEC until the Expiration Date (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules):

1.	Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 23, 2022 (the “Annual Report”);

2.	Baxter’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on April 28, 2022;

3.

The portions of Baxter’s Definitive Proxy Statement on Schedule 14A for the 2022 Annual Meeting of Stockholders, filed with the SEC on March 21, 2022, which are incorporated by reference into Part III of the Annual Report;

4.	Exhibit 99.2 of Baxter’s Current Report on Form 8-K filed with the SEC on December 13, 2021; and

5.	Baxter’s Current Report on Form 8-K filed with the SEC on April 28, 2022 (filing pro forma financial information for Hill-Rom Holdings, Inc.).

Baxter files annual, quarterly and current reports, proxy statements and other information with the SEC. Baxter’s SEC filings are available to the public, free of charge, through the SEC’s website at http://www.sec.gov. Information about Baxter, including its SEC filings, is also available through Baxter’s website at http://www.baxter.com. The information on Baxter’s website is not incorporated into this prospectus.

You may also request a copy of these filings, excluding exhibits, unless such exhibits are specifically incorporated by reference, at no cost by writing or telephoning us at the following address:

Corporate Secretary

Baxter International Inc.

One Baxter Parkway

Deerfield, Illinois 60015

(224) 948-2000

To receive timely delivery of the documents prior to the Expiration Date, you should make your request no later than five business days before the date you must make your investment decision, or June 3, 2022. In the event that Baxter extends the Exchange Offer, you should submit your request at least five business days prior to the Expiration Date, as extended.

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SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus. As a result, it is not complete and does not contain all of the information that may be important to you or that you should consider when making an investment decision with respect to the Exchange Offers. You should read the following summary in conjunction with the more detailed information contained in this prospectus and the documents that Baxter has incorporated by reference before making a decision to participate in the Exchange Offers. See “Incorporation by Reference”.

Baxter International Inc.

Baxter, through its subsidiaries, provides a broad portfolio of essential healthcare products, including acute and chronic dialysis therapies; sterile intravenous (IV) solutions; infusion systems and devices; parenteral nutrition therapies; inhaled anesthetics; generic injectable pharmaceuticals; surgical hemostat and sealant products, advanced surgical equipment; smart bed systems; patient monitoring and diagnostic technologies; and respiratory health devices. These products are used by hospitals, kidney dialysis centers, nursing homes, rehabilitation centers, doctors’ offices and by patients at home under physician supervision. Our global footprint and the critical nature of our products and services play a key role in expanding access to healthcare in emerging and developed countries. As of December 31, 2021, we manufactured products in over 20 countries and sold them in over 100 countries.

Baxter International Inc. was incorporated under Delaware law in 1931. Our principal executive offices are located at One Baxter Parkway, Deerfield, Illinois 60015, and our telephone number is (224) 948-2000.

The Exchange Offers

Background	On December 1, 2022, we issued the Original Notes in a transaction exempt from the registration requirements of the Securities Act, and, as of the date of this prospectus, an aggregate principal amount of $7,800, 000,000 in Original Notes is outstanding. The Original Notes issued pursuant to Rule 144A are represented by CUSIP Nos. 071813CC1, 071813CF4, 071813CJ6, 071813CM9, 071813CQ0, 071813CT4, 071813CW7 and 071813CZ0, and the Original Notes issued pursuant to Regulation S are represented by CUSIP Nos. U07181BB2, U07181BC0, U07181BD8, U07181BE6, U07181BF3, U07181BG1, U07181BH9 and U07181BJ5.

The terms of the Exchange Notes and the Original Notes are substantially identical in all material respects, except that the Exchange Notes will be freely transferable by the holders of the Exchange Notes except as otherwise provided in this prospectus.

The Exchange Notes will bear different CUSIP numbers from the Original Notes. See “Description of Exchange Notes”.

The Exchange Offers	We are offering to exchange (i) our 2023 Exchange Notes, which have been registered under the Securities Act, for a like principal amount of our outstanding unregistered 2023 Original Notes, (ii) our 2024 Exchange Notes, which have been registered under the Securities Act, for a like principal amount of our outstanding unregistered 2024 Original Notes, (iii) our 2027 Exchange Notes, which have been registered under the Securities Act, for a like principal amount of our outstanding unregistered 2027 Original Notes, (iv) our 2028 Exchange Notes, which have been registered under the Securities Act, for a like principal amount of our outstanding unregistered 2028 Original Notes, (v) our 2032 Exchange Notes, which have been registered under the Securities Act, for a like principal amount of our outstanding unregistered 2032 Original Notes, (vi) our 2051 Exchange Notes, which have been registered under the Securities Act, for a like principal amount of our outstanding unregistered 2051 Original Notes, (vii) our 2023 Floating Rate Exchange Notes, which have been registered under the Securities Act, for a like principal amount of our outstanding unregistered 2023 Floating Rate Original Notes and (viii) our 2024 Floating Rate Exchange Notes, which have been registered under the Securities Act, for a like principal amount of our outstanding unregistered 2024 Floating Rate Original Notes. See “The Exchange Offers”.

Resale of Exchange Notes

Based upon the position of the staff of the SEC as described in previous no-action letters and subject to the immediately following sentence, we believe that Exchange Notes issued pursuant to the Exchange Offers in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the

Securities Act, provided that you will acknowledge in writing at the time of the consummation of the Exchange Offers that:

•	you are not a broker-dealer tendering Original Notes that you acquired directly from us for your own account;

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes; and

•	you are not our “affiliate” as defined under Rule 405 of the Securities Act.

However, any purchaser of Exchange Notes who is an affiliate of ours or who intends to participate in the Exchange Offers for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Original Notes in the Exchange Offers and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Exchange Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes in exchange for such Original Notes pursuant to the Exchange Offers may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. See “Plan of Distribution”.

Purpose of the Exchange Offers	The purpose of the Exchange Offers is to satisfy our obligations under a registration rights agreement, dated as of December 1, 2021 (the “Registration Rights Agreement”), with respect to the Original Notes.

Consequences If You Do Not Exchange Your Original Notes	Original Notes that are not tendered in the Exchange Offers or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell such Original Notes unless:

•	you are able to rely on an exemption from the requirements of the Securities Act; or

•	the Original Notes are registered under the Securities Act.

To the extent that Original Notes are tendered and accepted in the Exchange Offers, the trading market for any remaining Original Notes may (and likely will) be adversely affected. See “Risk Factors—Risks Relating to Participation in the Exchange Offers—If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid”.

After the Exchange Offers are complete, you will not have any further rights under the Registration Rights Agreement, including any right to require us to register any outstanding Original Notes that you do not exchange (except under limited circumstances) or to pay you the additional interest we agreed to pay to holders of Original Notes if we failed to timely commence and complete the Exchange Offers.

Accrued and Unpaid Interest	The Exchange Notes will bear interest from the date of original issuance of the corresponding Original Notes or from the most recent date on which interest on the corresponding Original Notes has been paid, whichever is later. If your Original Notes are accepted for exchange, you will receive interest on the corresponding Exchange Notes and not on the Original Notes. Any Original Notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Expiration Date	The Expiration Date of the Exchange Offers will be 5:00 p.m., New York City time, on June 10, 2022, unless extended or earlier terminated by us. The term “Expiration Date” means such date and time or, if we extend any Exchange Offer, the latest date and time to which we extend such Exchange Offer.

Settlement Date	The settlement of the Exchange Offers will occur promptly after the Expiration Date.

Conditions to the Exchange Offers	Each of the Exchange Offers is subject to customary closing conditions described in “The Exchange Offers—Conditions to the Exchange Offers”, including, among other things, the condition that no stop order has been issued for the registration statement of which this prospectus forms a part, or any proceedings for that purpose, and that there shall not have occurred or be reasonably likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs. No Exchange Offer is conditioned upon the other Exchange Offer, and we may terminate or extend any Exchange Offer without terminating or extending the other Exchange Offer.

Extension; Waivers and Amendments	Subject to applicable law, we reserve the right to (1) extend any Exchange Offer; (2) waive any and all conditions to or amend any Exchange Offer in any respect (except as to the condition that the registration statement of which this prospectus forms a part not being subject to a stop order or any proceedings for that purpose, which condition we cannot waive); or (3) terminate any Exchange Offer. No Exchange Offer is conditioned upon the other Exchange Offer, and we may terminate or extend any Exchange Offer without terminating or extending the other Exchange Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. See “The Exchange Offers—Expiration Date; Extension; Termination; Amendment”.

Terms of Exchange Notes	The terms of the Exchange Notes are described in this prospectus under “Description of Exchange Notes”.

Procedures for Tendering the Original Notes	You may tender your Original Notes by transferring them through The Depository Trust Company’s (the “DTC”) Automated Tender Offer Program (“ATOP”) or following the other procedures described under “The Exchange Offers—Procedures for Tendering Original Notes”.

For further information, call the Exchange Agent at the telephone numbers set forth under “The Exchange Agent” or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

If you are a beneficial owner of Original Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your Original Notes in order to participate in any Exchange Offer, you should contact your intermediary entity promptly and instruct it to tender the Original Notes on your behalf. You should keep in mind that your intermediary may require you to take action with respect to the applicable Exchange Offer a number of days before the Expiration Date in order for such entity to tender Original Notes on your behalf at or prior to the Expiration Date in accordance with the terms of such Exchange Offer. See “The Exchange Offers—Procedures for Tendering Original Notes”.

If you are a beneficial owner of Original Notes through Euroclear or Clearstream, Luxembourg (each as defined herein) and wish to tender your Original Notes, you must instruct Euroclear or Clearstream, Luxembourg, as the case may be, to block the account in respect of the tendered Original Notes in accordance with the procedures established by Euroclear or Clearstream, Luxembourg. You are encouraged to contact Euroclear or Clearstream, Luxembourg directly to ascertain their procedures for tendering Original Notes.

Withdrawal Rights; Non-Acceptance	You may withdraw your tender of Original Notes at any time prior to the Expiration Date. In the event that tendered Original Notes are not withdrawn and not accepted by us for exchange, such Original Notes will be promptly returned to such holders or credited to such holders’ DTC account in the same manner as tendered to us, unless a holder has indicated other delivery instructions in the related letter of transmittal or computer-generated message. See “The Exchange Offers—Withdrawal of Tenders” and “The Exchange Offers— Terms of the Exchange Offers”.

Certain U.S. Federal Income Tax Considerations	The exchange of notes pursuant to the Exchange Offers generally should not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations”.

Accounting Treatment	The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offers. Payments made to other third parties will be expensed as incurred in accordance with generally accepted accounting principles. See “The Exchange Offers—Accounting Treatment”.

Use of Proceeds	We will not receive any cash proceeds in connection with the Exchange Offers. Original Notes that are validly tendered and exchanged will be retired and canceled. We will pay all expenses incident to the Exchange Offers.

Exchange Agent	U.S. Bank Trust Company, National Association is the Exchange Agent for the Exchange Offers. See “The Exchange Agent” herein.

Further Information	See “The Exchange Offers” for more information concerning the Exchange Offers.

The Exchange Notes

The following summary contains basic information about the Exchange Notes and is not intended to be complete. For a more complete understanding of the Exchange Notes, please refer to “Description of Exchange Notes”.

Offeror	Baxter International Inc., a Delaware corporation.

Exchange Notes	The terms of each series of the Original Notes and the corresponding series of Exchange Notes are identical, except the Exchange Notes offered in the Exchange Offers:

•	will have been registered under the Securities Act;

•	will not have transfer restrictions and registration rights that relate to the Original Notes; and

•	will not have rights relating to the payment of additional interest to holders of Original Notes if we fail to timely commence and complete the Exchange Offers.

Maturity Date	The 2023 Exchange Notes will mature on December 1, 2023.

The 2024 Exchange Notes will mature on November 29, 2024.

The 2027 Exchange Notes will mature on February 1, 2027.

The 2028 Exchange Notes will mature on December 1, 2028.

The 2032 Exchange Notes will mature on February 1, 2032.

The 2051 Exchange Notes will mature on December 1, 2051.

The 2023 Floating Rate Exchange Notes will mature on December 1, 2023.

The 2024 Floating Rate Exchange Notes will mature on November 29, 2024.

Interest	Interest on the 2023 Exchange Notes will accrue at the rate of 0.868% per annum.

Interest on the 2024 Exchange Notes will accrue at the rate of 1.322% per annum.

Interest on the 2027 Exchange Notes will accrue at the rate of 1.915% per annum.

Interest on the 2028 Exchange Notes will accrue at the rate of 2.272% per annum.

Interest on the 2032 Exchange Notes will accrue at the rate of 2.539% per annum.

Interest on the 2051 Exchange Notes will accrue at the rate of 3.132% per annum.

Interest on the 2023 Floating Rate Exchange Notes will accrue at a rate equivalent to Compounded SOFR plus 0.260% per annum.

Interest on the 2024 Floating Rate Exchange Notes will accrue at a rate equivalent to Compounded SOFR plus 0.440% per annum.

Interest Payment Dates	Interest on the 2023 Exchange Notes, 2028 Exchange Notes and 2051 Exchange Notes will be payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2022.

Interest on the 2024 Exchange Notes will be payable semi-annually on May 29 and November 29 of each year, beginning on November 29, 2022.

Interest on the 2027 Exchange Notes and 2032 Exchange Notes will be payable semi-annually on February 1 and August 1 of each year, beginning on August 1, 2022.

Interest on the 2023 Floating Rate Exchange Notes will be payable quarterly on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2022.

Interest on the 2024 Floating Rate Exchange Notes will be payable quarterly on February 28, May 29, August 29 and November 29 of each year, beginning on August 29, 2022.

Ranking	The Exchange Notes are senior unsecured and unsubordinated obligations of Baxter and rank equal in priority with all of the existing and future unsecured and unsubordinated indebtedness of Baxter and senior in right of payment to any of its future subordinated indebtedness. See “Description of Exchange Notes—Ranking”.

Optional Redemption	Baxter may, at its option, redeem the Fixed Rate Exchange Notes of any series, at any time, in whole or in part, at the redemption prices described in the section of this offering memorandum entitled “Description of Exchange Notes—Optional Redemption of Fixed Rate Exchange Notes”. The Floating Rate Exchange Notes will not be subject to redemption at our option.

Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event, as defined under “Description of Exchange Notes—Offer to Purchase Upon Change of Control Triggering Event”, with respect to the Exchange Notes of any series, Baxter will be required to make an offer to repurchase the Exchange Notes of such series at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	We will issue the Exchange Notes under the indenture that governs the Original Notes. The indenture contains certain covenants that, among other things, limit Baxter’s ability and the ability of certain of Baxter’s subsidiaries to create liens on its assets. These covenants are subject to a number of important limitations and exceptions. See “Description of Exchange Notes—Certain Covenants”.

Further Issuances	Baxter reserves the right, from time to time, without the consent of the holders of any series of the Exchange Notes, to issue additional Exchange Notes of any such series on terms and conditions substantially identical to those of the Exchange Notes of such series, so that such additional Exchange Notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the Exchange Notes of such series.

Absence of Public Market	There are currently no established trading markets for the Exchange Notes. As a result, a liquid market for the Exchange Notes may not develop.

Trustee, Registrar and Paying Agent	U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association.

Form and Settlement	The Exchange Notes will be issued in the form of one or more fully registered Global Notes which will be deposited with, or on behalf of, DTC as the depositary, and registered in the name of Cede & Co., DTC’s nominee. For purposes of this prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire series of Exchange Notes. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Notes through either DTC (in the United States), Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) (outside of the United States), if they are participants in these systems, or indirectly through organizations which are participants in these systems. Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream, Luxembourg or Euroclear participants, on the other hand, will be effected in accordance with DTC rules on behalf of the relevant international clearing system by its U.S. depositary.

Listing	We do not intend to apply for a listing of the Exchange Notes on any securities exchange or an automated dealer quotation system.

Governing Law	The Exchange Notes will be governed by the laws of the State of New York.

Risk Factors	See “Risk Factors” described herein for important information regarding Baxter and participation in the Exchange Offers.

RISK FACTORS

Before making an investment decision, you should carefully consider the following risk factors as well as the risk factors discussed in Baxter’s Annual Report. See “Incorporation by Reference”.

Risks Relating to Participation in the Exchange Offers

The Exchange Offers may be canceled, delayed or extended.

The consummation of the Exchange Offers is subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers—Conditions to the Exchange Offers”. We may, at our option and in our sole discretion, waive any such conditions or extend the length of any Exchange Offer. Even if the Exchange Offers are completed, the Exchange Offers may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the Exchange Offers may have to wait longer than expected to receive their Exchange Notes during which time those holders of the Original Notes will not be able to effect transfers of their Original Notes tendered for exchange.

If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.

Original Notes that you do not tender or that we do not accept will, following the Exchange Offers, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. We will issue Exchange Notes in exchange for the Original Notes pursuant to the Exchange Offers only following the satisfaction of the procedures and conditions set forth in “The Exchange Offers—Conditions to the Exchange Offers” and “The Exchange Offers—Procedures for Tendering Original Notes”. These procedures and conditions include timely receipt by the Exchange Agent of such Original Notes (or a confirmation of book-entry transfer) and of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC).

Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the market for any Original Notes remaining after the completion of the Exchange Offers will be substantially limited. Any Original Notes tendered and exchanged in the Exchange Offers will reduce the aggregate principal amount of the applicable series of Original Notes outstanding. Following the Exchange Offers, if you do not tender your Original Notes, you generally will not have any further registration rights, and your Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes could be adversely affected.

If an active trading market does not develop for the Exchange Notes, you may be unable to sell the Exchange Notes or to sell them at a price you deem sufficient.

The Exchange Notes are a new issue of securities for which there is currently no public trading market. We do not intend to list the Exchange Notes on any national securities exchange. Accordingly, there can be no assurance that an active trading market will develop upon completion of the Exchange Offers or, if it develops, that such market will be sustained, or as to the liquidity of any market. If an active trading market does not develop or is not sustained, the market price and the liquidity of the Exchange Notes may be adversely affected. In addition, the liquidity of the trading market for the Exchange Notes, if it develops, and the market price quoted for the Exchange Notes, may be adversely affected by changes in the overall market for those securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

Risks Relating to the Notes

The notes are Baxter’s obligations and not obligations of its subsidiaries and will be structurally subordinated to the claims of Baxter’s subsidiaries’ creditors.

The notes are exclusively Baxter’s obligations and not obligations of, and will not be guaranteed by, its subsidiaries. Baxter is a holding company and, accordingly, Baxter conducts substantially all of its operations through its subsidiaries. As a result, Baxter’s cash flow and its ability to service its debt, including the notes, depends upon the earnings and operating capital requirements of its subsidiaries. Baxter depends on the distribution of earnings, loans or other payments by its subsidiaries to it. Baxter’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available to it for such payment, whether by dividends, distributions, loans or other payments. The ability of Baxter’s subsidiaries to make any payments to it will depend on its subsidiaries’ earnings, business and tax considerations and any legal restrictions, including the terms of such subsidiaries’ current and future indebtedness.

As a result of our structure, the notes will be structurally subordinated to all existing and future indebtedness, trade payables and other liabilities of Baxter’s subsidiaries. Baxter’s right to receive any assets of any of its subsidiaries upon their liquidation or reorganization, and therefore the right of holders of the notes to participate in those assets, will be subject to the prior claims of our subsidiaries’ creditors, including trade creditors. In addition, even if Baxter were a creditor of any of its subsidiaries, Baxter’s rights as a creditor would be subordinate to any security interest in the assets of its subsidiaries and any indebtedness of its subsidiaries senior to that held by Baxter.

The indenture does not restrict the amount of additional unsecured debt that we may incur or our ability to enter into various transactions that could increase the amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the notes.

The indenture does not place any limitation on the amount of unsecured debt that we may incur. In addition, we are not restricted under the indenture from paying dividends or issuing or repurchasing our securities.

The indenture generally does not prevent us or our subsidiaries from entering into a variety of acquisition, change of control, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings, or otherwise adversely affect the holders of the notes.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

Our ability to make scheduled payments of principal and interest or to satisfy our obligations in respect of our indebtedness or to refinance our indebtedness will depend on our future operating performance. Prevailing economic conditions (including interest rates) and financial, business and other factors, many of which are beyond our control, may also affect our ability to meet these obligations. We may not be able to generate sufficient cash flows from operations, or obtain future borrowings in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness when needed on commercially reasonable terms or at all.

We may not be able to repurchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

We will be required to offer to repurchase the notes upon the occurrence of a change of control triggering event as provided in the indenture. However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time (including our existing and future credit facilities). The failure to make such repurchase would result in a default under the notes.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred upon the occurrence of a change of control triggering event following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale or disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law, and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to require us to repurchase its notes upon the occurrence of a change of control triggering event following a sale of less than all our assets to another person may be uncertain.

We may choose to redeem the Fixed Rate Exchange Notes of any series prior to maturity.

We may redeem the Fixed Rate Exchange Notes of any series, in whole or in part, at any time. See “Description of Exchange Notes—Optional Redemption”. Although, in certain circumstances, the notes contain provisions designed to compensate you for the lost value of your notes if we redeem some or all of the notes prior to maturity, they are only an approximation of this lost value and may not adequately compensate you. Furthermore, depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of notes.

An increase in market interest rates could result in a decrease in the market value of the Fixed Rate Exchange Notes.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if market interest rates increase, the market values of the Fixed Rate Exchange Notes may decline. We cannot predict the future level of market interest rates.

Our credit ratings are subject to change and may not reflect all risks of an investment in the notes.

The credit ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the notes. However, actual or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, the notes. Agency credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. The agencies may revise their ratings in response to changing macroeconomic conditions or in response to a change in our financial forecasts or liquidity position. The consummation or proposed consummation of various corporate transactions may also cause the agencies to change our credit ratings. These transactions may include, among other things, potential acquisitions of business development targets of various sizes and structures, our entry into a new or replacement credit facility or financing arrangement or the re-pricing or re-negotiation of any business development transaction. Additionally, each agency’s rating should be evaluated independently of any other agency’s rating.

Certain actions in respect of defaults taken under the indenture by beneficial owners with short positions in excess of their interests in the notes will be disregarded.

By acceptance of the notes, each holder agrees, in connection with any notice of default, notice of acceleration or instruction to the trustee to provide a notice of default or notice of acceleration or take any other action (a “Noteholder Direction”), to (i) deliver a written representation to us and the trustee that such holder and any of its affiliates acting in concert with it in connection with its investment in the notes are not (or, in the case such holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners that (together with such affiliates) are not) Net Short (as defined under “Description of Exchange Notes”), which representation, in the case of a Noteholder Direction relating to a notice of default shall be deemed repeated at all times until the resulting default is cured or otherwise ceases to exist or the applicable series of notes is accelerated and (ii) provide us with such other information as we may reasonably request from time to time in order to verify the accuracy of such holder’s representation within five business days of request therefor. Holders of the notes, including holders that have hedged their exposure to the notes in the ordinary course and not for speculative purposes, may not be able to make such representations or provide the requested additional information. These restrictions may impact a holder’s ability to participate in Noteholder Directions.

Risks Relating to the Floating Rate Exchange Notes

The Floating Rate Exchange Notes bear additional risks.

The Floating Rate Exchange Notes will bear interest at a floating rate, and accordingly carry significant risks not associated with conventional fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results.

The interest rate on the Floating Rate Exchange Notes will be based on Compounded SOFR, which will be determined by reference to the SOFR Index, a relatively new market index.

For each interest period with respect to the Floating Rate Exchange Notes, the interest rate on the Floating Rate Exchange Notes will be based on Compounded SOFR, which will be determined by reference to the SOFR Index (as defined herein). The SOFR Index measures the cumulative impact of compounding the daily secured overnight financing rate (“SOFR”) as provided by the Federal Reserve Bank of New York (“FRBNY”), on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The value of the SOFR Index on a particular business day reflects the effect of compounding SOFR on such business day and allows the calculation of compounded SOFR averages over custom time periods. For this and other reasons, the interest rate on the Floating Rate Exchange Notes during any interest period will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during the observation period (as defined herein) for an interest period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction in the Compounded SOFR used to calculate the interest rate on the Floating Rate Exchange Notes during the relevant interest period.

The FRBNY only began publishing the SOFR Index on March 2, 2020. In addition, very limited market precedent exists for securities that use SOFR as the interest rate, and the method for calculating an interest rate based upon SOFR in those precedents varies. Accordingly, the use of the SOFR Index for purposes of calculating Compounded SOFR as used for the Floating Rate Exchange Notes may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the market value of the Floating Rate Exchange Notes.

The SOFR Index may be modified or discontinued, and the Floating Rate Exchange Notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Floating Rate Exchange Notes.

The interest rate for the Floating Rate Exchange Notes will be determined by reference to the SOFR Index. Because the SOFR Index is published by the FRBNY, as administrator of SOFR, based on data received by it from sources other than us, we have no control over its determination, calculation or publication or availability at any time. We cannot guarantee that the SOFR Index, particularly given its relatively recent introduction, will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Floating Rate Exchange Notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction in the amount of interest payable on the Floating Rate Exchange Notes and the trading prices of the Floating Rate Exchange Notes. In addition, the FRBNY may withdraw, modify or amend the published SOFR Index or other SOFR data in its sole discretion and without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or other SOFR data that the FRBNY may publish after the interest rate for that interest period has been determined.

If we or our designee determine that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined herein) have occurred in respect of the SOFR Index, then the interest rate on the Floating Rate Exchange Notes will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, plus a spread adjustment, which we refer to as a “Benchmark Replacement”, as further described under the caption “Description of Exchange Notes—Compounded SOFR”. If a particular Benchmark Replacement (as defined herein) or Benchmark Replacement Adjustment (as defined herein) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined herein) (such as the ARRC (as defined herein)), (ii) the International Swaps and Derivatives Association (“ISDA”) or (iii) in certain circumstances, us or our designee. In addition, the terms of the Floating Rate Exchange Notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes (as defined in this offering memorandum) with respect to, among other things, changes to the definition of “interest period”, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the Floating Rate Exchange Notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the Floating Rate Exchange Notes in connection with a Benchmark Transition Event, could adversely affect the value of the Floating Rate Exchange Notes, the return on the Floating Rate Exchange Notes and the price at which you can sell the Floating Rate Exchange Notes.

In addition, the composition and characteristics of the Benchmark Replacement will not be the same as those of Compounded SOFR, the Benchmark Replacement may not be the economic equivalent of Compounded SOFR, we cannot assure you that the Benchmark Replacement will perform in the same way as Compounded SOFR would have at any time and we cannot guarantee that the Benchmark Replacement will be a comparable substitute for Compounded SOFR. As a result, a Benchmark Transition Event could adversely affect the value of the Floating Rate Exchange Notes, the return on the Floating Rate Exchange Notes and the price at which you can sell the Floating Rate Exchange Notes. Furthermore, any failure of the Benchmark Replacement to gain market acceptance could adversely affect the value of the Floating Rate Exchange Notes, the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be able to be predicted based on historical performance, the secondary trading market for the Floating Rate Exchange Notes linked to the Benchmark Replacement may be limited and the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

As described in “Description of Exchange Notes—SOFR Index Unavailable Provisions”, if the SOFR Index is unavailable at any time at which its value is required to be determined to calculate compounded SOFR for any interest period, compounded SOFR for such interest period and each interest period thereafter will have the meaning given to such term and will be determined as described in “Description of Exchange Notes—Interest on the Floating Rate Exchange Notes”. In such case, there is a risk that the Floating Rate Exchange Notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Floating Rate Exchange Notes.

Any failure of SOFR to gain market acceptance could adversely affect the Floating Rate Exchange Notes.

SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to the U.S. dollar London interbank offered rate (“U.S. dollar LIBOR”), in part because it is considered a good representation of general funding conditions in the overnight Treasury repurchase market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. Furthermore, several services are offering or developing credit-sensitive alternative rates, which are designed to reflect the credit risk of banks, unlike SOFR which is a riskless rate. In some circumstances, particularly in the corporate lending market, market participants may prefer credit-sensitive alternative rates to riskless rates such as SOFR. This may mean that market participants would not consider SOFR a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including as a representation of the unsecured short-term funding costs of banks) or for which credit-sensitive alternative rates may be used in the future, which may, in turn, lessen market acceptance of SOFR. In addition, an established trading market for the Floating Rate Exchange Notes may never develop or may not be very liquid if it does develop. Market terms for debt securities that are linked to SOFR, such as the spread over the base rate reflected in the interest rate provisions of those debt securities, may evolve over time, and as a result, trading prices of the Floating Rate Exchange Notes may be lower than those of later-issued debt securities that are linked to SOFR. If for these or other reasons SOFR does not prove to be widely used for debt securities that are similar or comparable to the Floating Rate Exchange Notes, the trading price of the Floating Rate Exchange Notes may be lower than those of debt securities that are linked to rates that are more widely used. Investors in the Floating Rate Exchange Notes may not be able to sell their Floating Rate Exchange Notes at all or may not be able to sell their Floating Rate Exchange Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The composition and characteristics of SOFR are not the same as those of U.S. dollar LIBOR and there is no guarantee that SOFR is a comparable substitute for U.S. dollar LIBOR.

In June 2017, the FRBNY’s Alternative Reference Rates Committee (the “ARRC”) announced SOFR as its recommended alternative to U.S. dollar LIBOR. However, the composition and characteristics of SOFR, which underlies the SOFR Index, are not the same as those of U.S. dollar LIBOR. SOFR is a broad treasury repo financing rate that represents overnight secured funding transactions. This means that SOFR is fundamentally different from U.S. dollar LIBOR for two key reasons. First, SOFR is a secured rate, while U.S. dollar LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while U.S. dollar LIBOR represents interbank funding over different maturities. As a result, we cannot assure you that SOFR or the SOFR Index will perform in the same way as U.S. dollar LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events.

SOFR may be more volatile than other benchmark or market rates.

Since publication of SOFR began on April 3, 2018, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates, such as U.S. dollar LIBOR. Although changes in Compounded SOFR generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of the Floating Rate Exchange Notes may fluctuate more than floating rate debt securities that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repurchase market. The FRBNY has at times conducted operations in the overnight

U.S. Treasury repurchase market in order to help maintain the federal funds rate within a target range. There can be no assurance that the FRBNY will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the Floating Rate Exchange Notes.

The amount of interest payable with respect to each interest period for the Floating Rate Exchange Notes will be determined near the end of the relevant interest period for the Floating Rate Exchange Notes.

The interest rate with respect to any interest period for the Floating Rate Exchange Notes will only be capable of being determined near the end of the relevant interest period in relation to the Floating Rate Exchange Notes. Consequently, it may be difficult for investors in the Floating Rate Exchange Notes to reliably estimate the amount of interest that will be payable on the Floating Rate Exchange Notes. In addition, some investors may be unwilling or unable to trade the Floating Rate Exchange Notes without changes to their information technology systems to facilitate computing the interest that will be payable on the Floating Rate Exchange Notes, both of which could adversely impact the liquidity and trading price of the Floating Rate Exchange Notes.

We or our designee will make certain determinations with respect to the Floating Rate Exchange Notes, which determinations may adversely affect the value of Floating Rate Exchange Notes.

We or our designee will make certain determinations with respect to the Floating Rate Exchange Notes as further described under “Description of Exchange Notes—Compounded SOFR”. For example, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, we or our designee will make certain determinations with respect to the Floating Rate Exchange Notes in our or our designee’s sole discretion. Any determination, decision or election pursuant to the benchmark replacement provisions not made by our designee will be made by us. Any of these determinations may adversely affect the value of the Floating Rate Exchange Notes, the return on the Floating Rate Exchange Notes and the price at which you can sell the Floating Rate Exchange Notes. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to the calculation of Compounded SOFR or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the value of the Floating Rate Exchange Notes, the return on the Floating Rate Exchange Notes and the price at which you can sell the Floating Rate Exchange Notes. For further information regarding these types of determinations, see “Description of Exchange Notes—Compounded SOFR”.

USE OF PROCEEDS

These Exchange Offers are intended to satisfy our obligations under the Registration Rights Agreements entered into in connection with the issuance of the Original Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offers. The Original Notes surrendered and exchanged for the Exchange Notes will be retired and canceled.

DESCRIPTION OF EXCHANGE NOTES

The Exchange Notes offered hereby will be issued, and the Original Notes were issued, under the indenture, dated December 1, 2021 (the “base indenture”), between Baxter and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “trustee”), as amended and supplemented by the first supplemental indenture, dated December 1, 2021 (the “first supplemental indenture”), between Baxter and the trustee, and as further amended, supplemented or modified from time to time. The base indenture and the first supplemental indenture, as they may be further amended, supplemented or modified from time to time, are referred to herein collectively as the “Indenture”. The terms of the Indenture are those provided in the Indenture and those made a part of the indenture by the Trust Indenture Act of 1939, as amended (the “TIA”).

The following description is a summary of the material provisions of the Exchange Notes and the Indenture. It does not purport to be complete, and it is qualified in its entirety by reference to the Exchange Notes, the Indenture and the TIA. Baxter urges you to read the Exchange Notes and the Indenture because they, and not this description, define your rights as holders of the Exchange Notes. Copies of the base indenture and first supplemental indenture were filed with the SEC on December 2, 2021, and you should refer to the Indenture for provisions that may be important to you.

Original Notes and Exchange Notes will represent the same debt

The Exchange Notes will be issued solely in exchange for an equal principal amount of Original Notes pursuant to the Exchange Offers. The Exchange Notes will evidence the same debt as the Original Notes and both series of Exchange Notes will be entitled to the benefits of the indenture and treated as a single class of debt securities. The terms of the Exchange Notes will be the same in all material respects as the Original Notes except that (i) the Exchange Notes will be registered under the Securities Act, and, therefore, will not bear legends restricting the transfer thereof and (ii) the Exchange Notes will not be subject to the registration rights under the Registration Rights Agreements.

If the Exchange Offers are consummated, holders of the Original Notes who do not exchange their Original Notes for Exchange Notes will vote together with holders of Exchange Notes for all relevant purposes under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding notes shall be deemed to mean, at any time after the Exchange Offers are consummated, such percentages in aggregate principal amount of the Original Notes and the Exchange Notes then outstanding.

General

Baxter issued the 2023 Original Notes in an initial aggregate amount of $800,000,000. The 2023 Original Notes are scheduled to mature on December 1, 2023.

Baxter issued the 2024 Original Notes in an initial aggregate amount of $1,400,000,000. The 2024 Original Notes are scheduled to mature on November 29, 2024.

Baxter issued the 2027 Original Notes in an initial aggregate amount of $1,450,000,000. The 2024 Original Notes are scheduled to mature on February 1, 2027.

Baxter issued the 2028 Original Notes in an initial aggregate amount of $1,250,000,000. The 2028 Original Notes are scheduled to mature on December 1, 2028.

Baxter issued the 2032 Original Notes in an initial aggregate amount of $1,550,000,000. The 2032 Original Notes are scheduled to mature on February 1, 2032.

Baxter issued the 2051 Original Notes in an initial aggregate amount of $750,000,000. The 2051 Original Notes are scheduled to mature on December 1, 2051.

Baxter issued the 2023 Floating Rate Original Notes in an initial aggregate amount of $300,000,000. The 2023 Floating Rate Original Notes are scheduled to mature on December 1, 2023.

Baxter issued the 2024 Floating Rate Original Notes in an initial aggregate amount of $300,000,000. The 2024 Floating Rate Original Notes are scheduled to mature on November 29, 2024.

Baxter may, from time to time, without the consent of the holders of any series of the Exchange Notes, issue additional Exchange Notes of any such series on terms and conditions substantially identical to those of the Exchange Notes of such series (except for the issue date and, in some cases, the initial interest payment date), so that such additional notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the Exchange Notes of such series and will otherwise have the same terms as the Exchange Notes of such series; provided that Baxter will not issue such additional notes as part of the same series as such outstanding Exchange Notes, unless the additional notes are fungible with the outstanding Exchange Notes of the particular series for U.S. federal income tax purposes.

Each series of Exchange Notes will be issued in the form of one or more global securities registered in the name of the nominee of The Depository Trust Company (which Baxter may refer to along with its successors in such capacity as the depositary). The Exchange Notes will only be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

With certain exceptions and pursuant to certain requirements set forth in the indenture, Baxter may discharge its obligations under the indenture with respect to the Exchange Notes as described in the sections entitled “—Satisfaction and Discharge” and “—Defeasance and Covenant Defeasance” set forth below.

The Exchange Notes will not be subject to a sinking fund provision.

Interest on the Fixed Rate Exchange Notes

The 2023 Exchange Notes will accrue interest at a rate of 0.868% per annum, the 2024 Exchange Notes will accrue interest at a rate of 1.322% per annum, the 2027 Exchange Notes will accrue interest at a rate of 1.915% per annum, the 2028 Exchange Notes will accrue interest at a rate of 2.272% per annum, the 2032 Exchange Notes will accrue interest at a rate of 2.539% per annum and the 2051 Exchange Notes will accrue interest at a rate of 3.132% per annum. Interest on each series of the Fixed Rate Exchange Notes will be payable as follows (each such date being a “fixed rate interest payment date”): (i) interest on the 2023 Exchange Notes, the 2028 Exchange Notes and the 2051 Exchange Notes will be payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2022, (ii) interest on the 2024 Exchange Notes will be payable semi-annually on May 29 and November 29 of each year, beginning on November 29, 2022, and (iii) interest on the 2027 Exchange Notes and the 2032 Exchange Notes will be payable semi-annually on February 1 and August 1 of each year, beginning on August 1, 2022. We will make each interest payment to the holders of record of the Fixed Rate Exchange Notes as of the close of business on the 15th calendar day preceding each such fixed rate interest payment date, whether or not a business day, as the case may be. Interest on each series of the Fixed Rate Exchange Notes will be calculated on the basis of a 360-day year of twelve 30-day months.

If any fixed rate interest payment date falls on a day that is not a business day, payment will be made on the next succeeding business day, and no interest will accrue for the period from and after the fixed rate interest payment date to the next succeeding business day. As used in this offering memorandum, the term “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are authorized or obligated by or pursuant to law, regulation or executive order to close.

Interest on the Floating Rate Exchange Notes

Interest on the 2023 Floating Rate Exchange Notes will accrue at a rate equivalent to Compounded SOFR (as defined below) plus 0.260% per annum and interest on the 2024 Floating Rate Exchange Notes will accrue at a rate equivalent to Compounded SOFR plus 0.440% per annum. Each series of the Floating Rate Exchange Notes will bear interest from December 1, 2021 or from the immediately preceding floating rate interest payment date (as defined below) to which interest has been paid. Interest on each series of the Floating Rate Exchange Notes will be payable as follows (each such date being a “floating rate interest payment date” and, together with each fixed rate interest payment date, an “interest payment date”): (i) interest on the 2023 Floating Rate Exchange Notes will be payable quarterly on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2022, and on the relevant maturity date, and (ii) interest on the 2024 Floating Rate Exchange Notes will be payable quarterly on February 28, May 29, August 29 and November 29 of each year, beginning on August 29, 2022, and on the relevant maturity date. Interest will be payable on each series of Floating Rate Exchange Notes to the persons in whose names such Floating Rate Exchange Notes are registered at the close of business on the 15th calendar day preceding each floating rate interest payment date, whether or not a business day, as the case may be. However, interest that we pay on the maturity date will be payable to the person to whom the principal will be payable. Interest on the Floating Rate Exchange Notes will be computed on the basis of a 360-day year and the actual number of days in the Observation Period (as defined below).

If any floating rate interest payment date would otherwise be a day that is not a business day, we will make the interest payment on the next succeeding business day, unless such next succeeding business day is in the next succeeding calendar month, in which case (other than the maturity date) we will make the interest payment on the immediately preceding business day. If an interest payment is made on the next succeeding business day, no interest will accrue as a result of the delay in payment. If a maturity date or a redemption date for the Floating Rate Exchange Notes falls on a day that is not a business day, the payment due on such date will be postponed to the next succeeding business day, and no further interest will accrue in respect of such postponement.

As further described herein, on each Interest Payment Determination Date relating to the applicable floating rate interest payment date, the calculation agent will calculate the amount of accrued interest payable on the applicable Floating Rate Exchange Notes for each interest period by multiplying (i) the outstanding principal amount of the applicable Floating Rate Exchange Notes by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. In no event will the interest on any series of the Floating Rate Exchange Notes be less than zero.

The term “interest period”, with respect to any series of the Floating Rate Exchange Notes, means (i) the period commencing on any floating rate interest payment date for such series (or with respect to the initial interest period only, commencing on December 1, 2021) to but excluding the next succeeding floating rate interest payment date for such series, (ii) in the case of the last such period, from and including the floating rate interest payment date for such series immediately preceding the maturity date for such series to but excluding such maturity date or (iii) in the event of any redemption of any such Floating Rate Exchange Notes, from and including the floating rate interest payment date immediately preceding the applicable redemption date to but excluding such redemption date.

Secured Overnight Financing Rate and the SOFR Index

SOFR is published by the Federal Reserve Bank of New York and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities.

The SOFR Index is published by the Federal Reserve Bank of New York and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.

The Federal Reserve Bank of New York notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.

Compounded SOFR

“Compounded SOFR” will be determined by the calculation agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” equals, for periods other than the initial interest period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period, the SOFR Index value on December 1, 2021;

“SOFR IndexEnd” equals the SOFR Index value on the Interest Payment Determination Date relating to the applicable floating rate interest payment date (or in the final interest period, relating to the applicable maturity date); and

“dc” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR,

“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each floating rate interest payment date.

“Observation Period” means, in respect of each interest period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the floating rate interest payment date for such interest period (or in the final interest period, preceding the applicable maturity date).

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)

the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); provided that:

(2)

if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the documentation relating to any series of the Floating Rate Exchange Notes, if we or our designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined below) have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on each series of the Floating Rate Exchange Notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period on each series of the Floating Rate Exchange Notes will be an annual rate equal to the sum of the Benchmark Replacement (as defined below) and the applicable margin.

SOFR Index Unavailable Provisions

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of Benchmark Transition Event

(1)

Benchmark Replacement. If we or our designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time (as defined below) in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to each series of the Floating Rate Exchange Notes in respect of such determination on such date and all determinations on all subsequent dates.

(2)

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

(3)

Decisions and Determinations. Any determination, decision or election that may be made by us or our designee pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	if made by us, will be made in our sole discretion;

•	if made by our designee, will be made after consultation with us, and such designee will not make any such determination, decision or election to which we object; and

•

notwithstanding anything to the contrary in this offering memorandum relating to any series of the Floating Rate Exchange Notes, shall become effective without consent from the holders of any series of the Floating Rate Exchange Notes or any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions shall be made by us or our designee (which may be our affiliate but in no event shall be the initial calculation agent, the trustee or the initial paying agent) on the basis as described above. The calculation agent shall have no liability for not making any such determination, decision or election.

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if we (or our designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date; provided that if the Benchmark Replacement cannot be determined in accordance with clause (1) below as of the Benchmark Replacement Date and we or our designee shall have determined that the ISDA Fallback Rate determined in accordance with clause (2) below is not an industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated Floating Rate Exchange Notes at such time, then clause (2) below shall be disregarded, and the Benchmark Replacement shall be determined in accordance with clause (3) below:

(1)

the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)

the sum of: (a) the alternate rate of interest that has been selected by us or our designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated Floating Rate Exchange Notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us or our designee as of the Benchmark Replacement Date:

(1)

the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated Floating Rate Exchange Notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other technical, administrative or operational matters) that we (or our designee) decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee decides that adoption of any portion of such market practice is not administratively feasible or if we (or our designee) determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we (or our designee) determine is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by us or our designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The interest rate and amount of interest to be paid on each series of the Floating Rate Exchange Notes for each interest period will be determined by the calculation agent. U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, is currently serving as our calculation agent. All determinations made by the calculation agent shall, in the absence of manifest error, be conclusive for all purposes and binding on us and the holders of each series of the Floating Rate Exchange Notes. So long as Compounded SOFR is required to be determined with respect to any series of the Floating Rate Exchange Notes, there will at all times be a calculation agent. In the event that any then acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail duly to establish Compounded SOFR for any interest period, or we propose to remove such calculation agent, we shall appoint another calculation agent.

None of the trustee, the paying agent and the calculation agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing.

None of the trustee, the paying agent and the calculation agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this offering memorandum as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this offering memorandum and reasonably required for the performance of such duties.

Ranking

The Exchange Notes are Baxter’s direct, unsecured and unsubordinated obligations and will rank equal in priority of payment with all of Baxter’s other existing and future unsecured and unsubordinated indebtedness, and are senior in right of payment to any future subordinated indebtedness. At December 31, 2021, Baxter had approximately $17.7 billion of senior unsecured indebtedness outstanding. In addition to the Exchange Notes, Baxter may issue other series of debt securities under the indenture. There is no limit on the total aggregate principal amount of debt securities that Baxter can issue under the indenture.

A substantial portion of Baxter’s assets is owned through its subsidiaries, many of which have significant debt or other liabilities of their own which will be structurally senior to the Exchange Notes. None of Baxter’s subsidiaries will guarantee or have any obligations with respect to the Exchange Notes. The Exchange Notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables, of Baxter’s subsidiaries. Therefore, Baxter’s rights and the rights of its creditors, including holders of the Exchange Notes, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation may be subject to the prior claims of the subsidiary’s other creditors.

Although Baxter will be required to comply with the covenant described below under the caption “—Certain Covenants—Restrictions on the creation of secured debt” with respect to the Exchange Notes, Baxter has the ability to incur substantial amounts of debt and the indenture will not limit the ability of its subsidiaries to incur an unlimited amount of debt, including secured debt. The indenture does not limit the amount of liabilities that are not considered debt that may be incurred by us or our subsidiaries.

Optional Redemption of the Fixed Rate Exchange Notes

The 2023 Exchange Notes and the 2024 Exchange Notes will be redeemable in whole at any time or in part, from time to time, at our option, at a “make-whole” redemption price equal to the greater of (1) 100% of the principal amount of the relevant series of notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, and (2) the sum of the present values of the principal amount of the relevant series of notes to be redeemed and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined below, plus 7.5 basis points, in the case of the 2023 Notes, and 10 basis points, in the case of the 2024 Notes, in each case plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. We will calculate the redemption price.

The 2027 Exchange Notes, at any time prior to January 1, 2027 (the date that is one month prior to their maturity date), the 2028 Exchange Notes, at any time prior to October 1, 2028 (the date that is two months prior to their maturity date), the 2032 Exchange Notes, at any time prior to November 1, 2031 (the date that is three months prior to their maturity date), and the 2051 Exchange Notes, at any time prior to June 1, 2051 (the date that is six months prior to their maturity date) (each such date, a “Fixed Rate Par Call Date”), will be redeemable in whole at any time or in part, from time to time, at our option, at a “make-whole” redemption price equal to the greater of (1) 100% of the principal amount of the relevant series of Fixed Rate Exchange Notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of redemption, and (2) the sum of the present values of the principal amount of the relevant series of Fixed Rate Exchange Notes to be redeemed and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the applicable Fixed Rate Par Call Date for such series, in each case, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined below, plus 10 basis points, in the case of the 2027 Exchange Notes, 15 basis points, in the case of the 2028 Exchange Notes, 15 basis points, in the case of the 2032 Exchange Notes, 20 basis points, and in the case of the 2051 Exchange Notes, in each case plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Fixed Rate Exchange Notes to be redeemed (which, in the case of the Fixed Rate Exchange Notes with a Fixed Rate Par Call Date, shall be calculated as if the maturity date of such Fixed Rate Exchange Notes were the Fixed Rate Par Call Date) (the “Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such

Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we shall appoint.

“Reference Treasury Dealers” means (1) J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer (“Primary Treasury Dealer”), we shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer, and (2) at our option, additional Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

On or after the applicable Fixed Rate Par Call Date, such series of Fixed Rate Exchange Notes will be redeemable in whole at any time or in part, from time to time, at our option, at a redemption price equal to 100% of the principal amount of the Fixed Rate Exchange Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding the date of redemption.

The Floating Rate Exchange Notes will not be subject to redemption at our option.

We will calculate the redemption price with respect to any redemption of notes.

To exercise our option to redeem any series of Fixed Rate Exchange Notes, we will give each holder of Exchange Notes of such series to be redeemed a notice in writing at least 10 days but not more than 60 days before the redemption date. Notice of any redemption may, in our discretion, be given subject to the satisfaction of one or more conditions precedent. In that case, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all of such conditions shall not have been satisfied or waived by Baxter by the relevant redemption date. If we elect to redeem fewer than all of the notes of a series, the trustee will select the particular Fixed Rate Exchange Notes to be redeemed by such method as the trustee deems fair and appropriate and in accordance with the indenture, subject to the procedures of the applicable depositary as to global notes.

Unless a default occurs in payment of the redemption price, from and after the redemption date interest will cease to accrue on the relevant Fixed Rate Exchange Notes or portions thereof called for redemption.

Offer to Purchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event occurs with respect to the Exchange Notes of any series, other than with respect to Exchange Notes of such series for which Baxter has exercised its option to redeem as described above, Baxter will be required to make an offer (the “Change of Control Offer”) to each holder of the Exchange Notes of such series to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Exchange Notes of such series on the terms set forth in such Exchange Notes. In the Change of Control Offer, Baxter will be required to offer payment in cash equal to 101% of the aggregate principal amount of Exchange Notes of the applicable series repurchased, plus accrued and unpaid interest, if any, on the Exchange Notes of such series repurchased to, but excluding, the date of repurchase (the “Change of Control Payment”), subject to the right of holders of record of the notes on the relevant Record Date to received interest due on the relevant interest payment date. Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures, sent electronically) to holders of the applicable Exchange Notes with a copy to the trustee describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Exchange Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given (the “Change of Control Payment Date”). The notice will, if given prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, Baxter will, to the extent lawful:

•	accept for payment all Exchange Notes or portions of Exchange Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of Exchange Notes properly tendered; and

•

deliver or cause to be delivered to the trustee such Exchange Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Exchange Notes or portions of Exchange Notes being repurchased.

Baxter will not be required to comply with the obligations relating to repurchasing the Exchange Notes if a third party instead satisfies them. In addition, Baxter will not repurchase any Exchange Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture with respect to such Exchange Notes, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

Baxter will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations applicable to the repurchase of the Exchange Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the Exchange Notes, Baxter will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the change of control offer provisions of the notes by virtue of any such conflict.

If a Change of Control Offer is made, there can be no assurance that Baxter will have available funds sufficient to make the Change of Control Payment for all of the notes that may be tendered for repurchase. See “Risk Factors—We may not be able to repurchase all of the notes upon a change of control triggering event, which would result in a default under the notes”.

For purposes of the change of control offer provisions of the Exchange Notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares, (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the indenture), other than us or one of our subsidiaries or (3) the adoption of a plan relating to our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to be a Change of Control if (1) Baxter becomes a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Moody’s and S&P, and (2) if either Moody’s or S&P ceases to rate the Exchange Notes or fails to make a rating of the Exchange Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means with respect to any series of the Exchange Notes, the rating on such Exchange Notes is lowered by each of the Rating Agencies and such Exchange Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of such Exchange Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies but no longer than 180 days) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of our intention to effect a Change of Control; provided, however, that a Rating Event with respect to any series of the Exchange Notes otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating with respect to any series of the Exchange Notes to which this definition would otherwise apply do not announce or publicly confirm to us in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means S&P Global Ratings, a division of S&P Global.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act), as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of such phrase under applicable law. Accordingly, the ability of a holder of the Exchange Notes to require us to repurchase that holder’s Exchange Notes as a result of the sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to one or more persons may be uncertain.

Baxter’s obligation to purchase the Exchange Notes following a Change of Control Triggering Event is subject to the provisions described in the section entitled “—Defeasance and Covenant Defeasance”.

Certain Covenants

Restrictions on the creation of secured debt. Baxter will not, and will not cause or permit any restricted subsidiary to, create, incur, assume or guarantee any indebtedness that is secured by a security interest in any principal facilities of Baxter or any restricted subsidiary or in shares of stock owned directly or indirectly by Baxter in any restricted subsidiary or in indebtedness for money borrowed by one of its restricted subsidiaries from Baxter or another of the restricted subsidiaries (“secured debt”) unless the Exchange Notes then outstanding and any other indebtedness of or guaranteed by Baxter or such restricted subsidiary then entitled to be so secured is secured equally and ratably with or prior to any and all other obligations and indebtedness thereby secured, with exceptions as listed in the indenture. These restrictions do not apply to indebtedness secured by:

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any security interest on any property which is a parcel of real property at a manufacturing plant, a warehouse or an office building and which is acquired, constructed, developed or improved by Baxter or a restricted subsidiary, which security interest secures or provides for the payment of all or any part of the acquisition cost of the property or the cost of the construction, development or improvement of the property and which security interest is created prior to, at the same time as, or within 120 days after (i) in the case of the acquisition of property, the completion of the acquisition of the property and (ii) in the case of construction, development or improvement of property, the later to occur of the completion of such construction, development or improvement or the commencement of operation, use or commercial production of the property;

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any security interest on property existing at the time of the acquisition of such property by Baxter or a restricted subsidiary which security interest secures obligations assumed by Baxter or a restricted subsidiary;

•	any security interest arising from conditional sales agreements or title retention agreements with respect to property acquired by Baxter or any restricted subsidiary;

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security interests existing on the property or on the outstanding shares or indebtedness of a corporation or firm at the time the corporation or firm becomes a restricted subsidiary or is merged or consolidated with Baxter or a restricted subsidiary or at the time the corporation or firm sells, leases or otherwise disposes of its property as an entirety or substantially as an entirety to Baxter or a restricted subsidiary;

•	security interests securing indebtedness of a restricted subsidiary to Baxter or to another restricted subsidiary;

•	mechanics’ and other statutory liens arising in the ordinary course of business in respect of obligations which are not due or which are being contested in good faith;

•	security interests arising by reason of deposit with, or the giving of any form of security to, any governmental agency which is required by law as a condition to the transaction of any business;

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security interests for taxes, assessments or governmental charges or levies not yet delinquent or security interests for taxes, assessments or governmental charges or levies already delinquent but which are being contested in good faith;

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security interests arising in connection with legal proceedings, including judgment liens, so long as the proceedings are being contested in good faith and, in the case of judgment liens, the execution has been stayed;

•	landlords’ liens on fixtures located on premises leased by Baxter or a restricted subsidiary in the ordinary course of business;

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security interests arising in connection with contracts and subcontracts with or made at the request of the United States, any state thereof, or any department, agency or instrumentality of the United States or any state thereof;

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security interests that secure an obligation issued by the United States or any state, territory or possession of the United States or any of their political subdivisions or the District of Columbia, in connection with the financing of the cost of construction or acquisition of a principal facility or a part of a principal facility;

•	security interests by reason of deposits to qualify Baxter or a restricted subsidiary to conduct business, to maintain self-insurance, or to obtain the benefits of, or comply with, laws;

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the extension of any security interest existing on the date of the indenture on a principal facility to additions, extensions or improvements to the principal facility and not as a result of borrowing money or the securing of indebtedness incurred after the date of the indenture; or

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any extension, renewal or refunding, or successive extensions, renewals or refundings, in whole or in part of any secured debt secured by any security interest listed above, provided that the principal amount of the secured debt secured thereby does not exceed the principal amount outstanding immediately prior to the extension, renewal or refunding and that the security interest securing the secured debt is limited to the property which, immediately prior to the extension, renewal or refunding, secured the secured debt and additions to the property.

For purposes of the indenture, “principal facilities” are any manufacturing plants, warehouses, office buildings and parcels of real property owned by Baxter or any restricted subsidiary, provided each such facility has a gross book value, without deduction for any depreciation reserves, in excess of 2% of Baxter’s consolidated net tangible assets other than any facility that is determined by Baxter’s board of directors to not be of material importance to the business conducted by Baxter and its subsidiaries taken as a whole. For purposes of the indenture, “consolidated net tangible assets” are the total amount of assets that would be included on Baxter’s consolidated balance sheet under U.S. generally accepted accounting principles after deducting all short-term liabilities and liability items, except for indebtedness payable more than one year from the date of incurrence and all goodwill, trade names, trademarks, patents, unamortized debt discount and unamortized expense incurred in the issuance of debt and other like intangibles, except for prepaid royalties.

Notwithstanding the limitations on secured debt described above, Baxter and any restricted subsidiary may create, incur, assume or guarantee secured debt, without equally and ratably securing the notes, provided that the sum of such secured debt and all other secured debt entered into after the date of the indenture, other than secured debt permitted as described in the bullet points above, does not exceed 15% of Baxter’s consolidated net tangible assets.

For purposes of the indenture, a “restricted subsidiary” is any corporation in which Baxter owns voting securities entitling it to elect a majority of the directors and which is either designated as a restricted subsidiary in accordance with the indenture or:

•	existed as such on the date of the indenture or is the successor to, or owns, any equity interest in, a corporation which so existed;

•	has its principal business and assets in the United States;

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the business of which is other than the obtaining of financing in capital markets outside the United States or the financing of the acquisition or disposition of real or personal property or dealing in real property for residential or office building purposes; and

•	does not have assets substantially all of which consist of securities of one or more corporations which are not restricted subsidiaries.

Restrictions on Mergers, Consolidations and Transfers of Assets. Baxter will not consolidate with or merge into or sell, transfer or lease all or substantially all of its properties and assets to another person unless:

•	in the case of a merger, Baxter is the surviving entity, or

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the person into which Baxter is merged or which acquires all or substantially all of the properties and assets of Baxter expressly assumes all of the obligations of Baxter relating to the notes and the indenture.

Upon a consolidation, merger or transfer, the successor entity will be substituted for Baxter under the indenture. The successor entity may then exercise all of the powers and rights of Baxter under the indenture, and Baxter will be released from all of its obligations and covenants under the Exchange Notes and the indenture. If Baxter leases all or substantially all of its assets, the lessee entity will be the successor and may exercise all of the respective powers and rights under the indenture but Baxter will not be released from its obligations and covenants under the Exchange Notes and the indenture.

Events of Default

Each of the following will be an event of default under the indenture with respect to either series of Exchange Notes:

•	our failure to pay interest on any of the Exchange Notes of such series when due, and continuance of the default for a period of 30 days;

•	our failure to pay principal or premium, if any, on such series of Exchange Notes when due, whether at maturity or otherwise;

•	default in the deposit of any sinking fund payment or payment under any analogous provision when due with respect to any of the Exchange Notes of such series;

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our failure to perform, or our breach, of any covenant or warranty in the indenture in respect of such series of Exchange Notes, other than a covenant or warranty included in the indenture solely for the benefit of another series of notes, and continuance of that failure or breach, without that failure or breach having been cured or waived, for a period of 90 days after the trustee gives notice to us or, in the case of notice by the holders, the holders of not less than 25% in aggregate principal amount of the outstanding Exchange Notes of such series give notice to us and the trustee, specifying the default or breach; or

•	specified events involving our bankruptcy, insolvency or reorganization.

Notwithstanding anything to the contrary in the indenture, with respect to any default or event of default, the words “exists”, “is continuing” or similar expressions with respect thereto shall mean that the default or event of default has occurred and has not yet been cured or waived; provided that any court of competent jurisdiction may (x) extend or stay any grace period prior to when any actual or alleged default becomes an actual or alleged event of default or (y) stay the exercise of remedies by the trustee upon the occurrence of an actual or alleged event of default, in each case, in accordance with the requirements of applicable law. If any default or event of default occurs due to (i) our failure to take any action by a specified time, such default or event of default shall be deemed to have been cured at the time, if any, that we take such action or (ii) our taking of any action that is not then permitted by the terms of the indenture, such default or event of default shall be deemed to be cured on the earlier to occur of (x) the date on which such action would be permitted at such time to be taken under the indenture, including pursuant to an applicable amendment or waiver permitting such action, or otherwise and (y) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by the indenture (including after giving effect to any amendments or waivers).

The indenture provides that, within 90 days after the occurrence of any default with respect to the notes of which the trustee has actual knowledge, the trustee will send, at our expense, to all holders of the notes notice of the default, unless the default has been cured or waived. However, the indenture provides that the trustee may withhold notice of a default with respect to the notes, except a default in payment of principal, premium, if any, or interest, if any, if the trustee considers it in the best interest of the holders to do so. In the case of a default in the performance, or breach, of any covenant or warranty in the indenture or in respect the notes, no notice will be given until at least 30 days after the occurrence of the default or breach. As used in this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an event of default with respect to the notes.

If an event of default, other than an event of default relating to events of bankruptcy, insolvency or reorganization, with respect to the notes occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal of, and accrued and unpaid interest, if any, on, the notes to be due and payable immediately. In addition, if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs then the principal of, and accrued and unpaid interest, if any, on, all the notes will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes. However, upon specified conditions, the holders of a majority in aggregate principal amount of the outstanding notes may rescind and annul an acceleration of the notes and its consequences.

A notice of event of default may not be given with respect to any action taken, and reported publicly or to holders, more than two years prior to such notice of event or default. Any notice of event of default, notice of acceleration or instruction to the trustee to provide a notice of event of default, notice of acceleration or to take any other action (a “Noteholder Direction”) provided by any one or more holders of the notes (other than a Regulated Bank) (each a “Directing Holder”) must be accompanied by a written representation from each such holder to Baxter and the trustee that such holder is not (or, in the case such holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners that have represented to such holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of event of default shall be deemed repeated at all times until the resulting event of default is cured or otherwise ceases to exist or the notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, provide Baxter with such other information as Baxter may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five business days of request therefor (a “Verification Covenant”). In any case in which the holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the notes in lieu of DTC or its nominee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the notes, Baxter determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the trustee an officers’ certificate stating that Baxter has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation and seeking to invalidate any event of default that resulted from the applicable Noteholder Direction, the cure period with respect to such event of default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the notes, Baxter provides to the trustee an officers’ certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such default shall be automatically stayed and the cure period with respect to any event of default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such holder, the percentage of notes held by the remaining holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such event of default shall be deemed never to have occurred, acceleration shall be voided and the trustee shall be deemed not to have received such Noteholder Direction or any notice of such default or event of default.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the trustee during the pendency of an event of default as the result of bankruptcy or similar proceedings shall not require compliance with the foregoing paragraphs. In addition, for the avoidance of doubt, the foregoing two paragraphs shall not apply to any holder that is a Regulated Bank.

For the avoidance of doubt, the trustee shall be entitled to conclusively rely on any Noteholder Direction, Position Representation, Verification Covenant, officers’ certificate or other document delivered to it pursuant to the foregoing paragraphs and shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any officers’ certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Regulated Banks, Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action or staying any remedy. The trustee shall have no liability to Baxter, any holder or any other person in acting in good faith on a Noteholder Direction or to determine whether any holder has delivered a Position Representation or that such Position Representation conforms with the indenture or any other agreement or whether or not any holder is a Regulated Bank.

Subject to the trustee being required to act with the requisite standard of care during the continuance of an event of default under the indenture, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes unless those holders have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities that may be incurred by taking such action, including but not limited to all fees and expenses of legal counsel of its selection.

Subject to this requirement, holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to the notes.

The indenture requires the annual filing with the trustee of a certificate signed by the principal executive officer, the principal financial officer or the principal accounting officer of Baxter that states whether Baxter is in default under the terms, provisions or conditions of the indenture.

Notwithstanding any other provision of the indenture, the holders of the notes will have the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, and interest, if any, on the notes on the respective due dates for those payments and to institute suit for the enforcement of those payments, and this right will not be impaired without the consent of the holder.

For purposes of the event of default provisions of the notes, the following terms will be applicable:

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5 billion.

“Derivative Instrument” with respect to a person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such person or any affiliate of such person that is acting in concert with such person in connection with such person’s investment in the notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the notes and/or the creditworthiness of Baxter (the “Performance References”).

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Net Short” means, with respect to a holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions) to have occurred with respect to Baxter immediately prior to such date of determination.

“Regulated Bank” means an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Screened Affiliate” means any affiliate of a holder (i) that makes investment decisions independently from such holder and any other affiliate of such holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such holder and any other affiliate of such holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to Baxter or its subsidiaries, (iii) whose investment policies are not directed by such holder or any other affiliate of such holder that is acting in concert with such holder in connection with its investment in the notes, and (iv) whose investment decisions are not influenced by the investment decisions of such holder or any other affiliate of such holder that is acting in concert with such holders in connection with its investment in the notes.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

Modification and Waivers

The indenture permits Baxter and the trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Exchange Notes of a series affected by a modification or amendment, to modify or amend any of the provisions of the indenture or of the Exchange Notes of the applicable series or the rights of the holders of such Exchange Notes under the indenture. However, no modification or amendment may, without the consent of the holder of each outstanding Exchange Notes affected by the modification or amendment, among other things:

•	change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, with respect to the notes;

•	reduce the principal of, or any premium on, the notes or reduce the rate of interest on or the redemption or repurchase price of the notes;

•	change any place where or the currency in which the principal of, or any premium or interest on, any note is payable;

•	impair a holder’s right to institute suit to enforce any payment on or after the stated maturity of the notes or, in the case of redemption, on or after the redemption date;

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reduce the percentage in principal amount of outstanding notes of the applicable series whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of the indenture or specified defaults under the indenture and their consequences; or

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make certain modifications to the provisions for modification of the indenture and for certain waivers, except to increase the principal amount of outstanding notes of the applicable series necessary to consent to any such change.

Notwithstanding the foregoing, Baxter and the trustee are permitted to modify or amend the indenture without the consent of the holders of the notes to, among other things:

•	convey, transfer, assign, mortgage or pledge to the trustee as security for the Exchange Notes any property or assets which Baxter may desire;

•	evidence succession of another corporation to Baxter, or its successors, and the assumption by the successor corporation of the covenants, agreements and obligations of Baxter;

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add covenants and agreements of Baxter to those included in the indenture for the protection of holders of Exchange Notes and to make the occurrence of a default of any such covenants or agreements a default or an event of default permitting enforcement of the remedies set forth in the indenture;

•	prohibit the authentication and delivery of additional series of Exchange Notes under the indenture;

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cure any ambiguity, omission, mistake, defect or inconsistency, or correct or supplement any provision contained in the indenture or any supplemental indenture which may be defective or inconsistent with any other provisions contained therein;

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to make such other provisions in regard to matters or questions arising under the indenture as are not inconsistent with the provisions of the indenture or any supplemental indenture and shall not adversely affect the interests of the holders of the Exchange Notes in any material respect; or

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to evidence and provide for acceptance of appointment under the indenture by a successor trustee with respect to the Exchange Notes of one or more series or to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee.

The holders of a majority in aggregate principal amount of the outstanding Exchange Notes of a series may, with respect to the Exchange Notes of such series waive our compliance with some of the restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding Exchange Notes of a series may, on behalf of all holders of the Exchange Notes of such series, waive any past default under the indenture with respect to the Exchange Notes of such series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on the Exchange Notes of such series or a default in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Exchange Note of such series.

In order to determine whether the holders of the requisite principal amount of the outstanding Exchange Notes have taken an action under an indenture as of a specified date notes owned by us or any other obligor upon the Exchange Notes or any of our or their affiliates will be disregarded and deemed not to be outstanding.

Satisfaction and Discharge

Upon the direction of Baxter, the indenture will cease to be of further effect with respect to any series of Exchange Notes specified, subject to the survival of specified provisions of the indenture, when:

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either: (i) all Exchange Notes of a series issued under the indenture, subject to exceptions, have been delivered to the trustee for cancellation; or (ii) all Exchange Notes of a series issued under the indenture have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and Baxter has deposited with the trustee, in trust, funds in United States dollars, or direct or indirect obligations of the United States (“government obligations”) in an amount sufficient to pay the entire indebtedness on the Exchange Notes of such series including the principal, premium, if any, interest, if any, to the date of the deposit, if the Exchange Notes of such series have become due and payable, or to the maturity or redemption date of such Exchange Notes, as the case may be;

•	Baxter has paid all other sums payable under the indenture with respect to the outstanding Exchange Notes of any series issued under the indenture; and

•	the trustee has received each officer’s certificate and opinion of counsel called for by the indenture.

Defeasance and Covenant Defeasance

Baxter may elect with respect to any series of Exchange Notes issued under the indenture either:

•	to defease and be discharged from all of its obligations with respect to the outstanding Exchange Notes of any series (“defeasance”), except for, among other things,

•	the obligation to register the transfer or exchange of such series of Exchange Notes,

•	the obligation to replace temporary or mutilated, destroyed, lost or stolen such series of Exchange Notes,

•	the obligation to maintain an office or agency in respect of such series of Exchange Notes, and

•	the obligation to hold monies for payment in trust; or

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to be released from its obligations with respect to any series of Exchange Notes under specified covenants in the indenture including those described under the heading “Certain Covenants—Restrictions on the creation of secured debt”, and any omission to comply with those obligations will not constitute a default or an event of default with respect to such series of Exchange Notes (“covenant defeasance”), in either case upon the irrevocable deposit by Baxter with the trustee, or other qualifying trustee, in trust for that purpose, of an amount in United States dollars and/or government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest, if any, on the due dates for those payments.

The defeasance or covenant defeasance described above will only be effective if, among other things:

•	it will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which Baxter is a party or is bound;

•	in the case of defeasance, Baxter will have delivered to the trustee an opinion of independent counsel confirming that

•	Baxter has received from or there has been published by the Internal Revenue Service a ruling, or

•	since the date of the indenture there has been a change in applicable federal income tax law, and in either case to the effect that, and based on this ruling or change in law, the opinion of counsel will confirm that the holders of the applicable series of Exchange Notes then outstanding will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

•

in the case of covenant defeasance, Baxter will have delivered to the trustee an opinion of independent counsel to the effect that the holders of the applicable series of Exchange Notes then outstanding will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

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if the cash and/or government obligations deposited are sufficient in the opinion of a certified public accounting firm of national reputation to pay the principal of, and premium, if any, and interest, if any, with respect to the applicable series of Exchange Notes provided the notes are redeemed on a particular redemption date, Baxter will have given the trustee irrevocable instructions to redeem such series of Exchange Notes on that date; and

•	no event of default or event which with notice or lapse of time or both would become an event of default with respect to the applicable series of Exchange Notes will have occurred and be continuing on the date of the deposit into trust, and, solely in the case of defeasance, no event of default or event which with notice or lapse of time or both would become an event of default arising from specified events of bankruptcy, insolvency or reorganization with respect to Baxter will have occurred and be continuing during the period through and including the 91st day after the date of the deposit into trust.

In the event covenant defeasance is effected with respect to a series of Exchange Notes and those Exchange Notes are declared due and payable because of the occurrence of any event of default other than an event of default with respect to the covenants as to which covenant defeasance has been effected, which would no longer be applicable to that series of Exchange Notes after covenant defeasance, the amount of monies and/or government obligations deposited with the trustee to effect covenant defeasance may not be sufficient to pay amounts due on such Exchange Notes at the time of any acceleration resulting from that event of default. However, Baxter would remain liable to make payment of those amounts due at the time of acceleration.

Book-Entry and Settlement

Each series of Exchange Notes will be issued in the form of one or more fully registered global notes, deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”) and registered in the name of DTC or its nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. Global notes are not exchangeable for definitive note certificates except in the specific circumstances described below. For purposes of this prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire series of Exchange Notes. So long as DTC, or its nominee, is the registered owner of a Global Note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the notes under the indenture.

All interests in the Global Notes will be subject to the operations and procedures of DTC, Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream, Luxembourg”).

Except as provided below, you will not be entitled to have Exchange Notes registered in your name, will not receive or be entitled to receive physical delivery of Exchange Notes in definitive form, and will not be considered the owner or holder thereof under the indenture.

Except as set forth below, a Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The Depository Trust Company. DTC has advised us that it is:

•	a limited-purpose trust company organized under New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants (“Direct Participants”) deposit with DTC and facilitates the post-trade settlement of transactions among Direct Participants in such securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTTC”). DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”, including Clearstream, Luxembourg or Euroclear). The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of Exchange Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Exchange Notes on DTC’s records. The ownership interest of each actual purchaser of each Exchange Notes will be recorded on the Direct and Indirect Participants’ records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Exchange Notes are to be accomplished by entries made on the books of Direct and Indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Exchange Notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all Exchange Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Exchange Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee, will not change the beneficial ownership of the Exchange Notes. DTC has no knowledge of the actual beneficial owners of the Exchange Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Exchange Notes are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices with respect to any series will be sent to DTC. If less than all of the notes of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such series to be redeemed.

In any case where a vote may be required with respect to the Exchange Notes of any series, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to such notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an omnibus proxy to Baxter as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes of the series are credited on the record date (identified in the listing attached to the omnibus proxy).

Principal and interest payments, if any, on the Exchange Notes will be made to Cede & Co, as nominee of DTC, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from Baxter or the trustee, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participant and not of DTC, Baxter or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee. Disbursement of payments from Cede & Co. to Direct Participants is DTC’s responsibility. Disbursements of payments to beneficial owners are the responsibility of Direct and Indirect Participants.

In any case where Baxter has made a tender offer for the purchase of any notes, a beneficial owner must give notice through a participant to a tender agent to elect to have its notes purchased or tendered. The beneficial owner must deliver notes by causing the direct participants to transfer the participant’s interest in the notes, on DTC’s records, to a tender agent. The requirement for physical delivery of Exchange Notes in connection with an optional tender or a mandatory purchase is satisfied when the ownership rights in the Exchange Notes are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered Exchange Notes to the tender agent’s DTC account.

Baxter obtained the information in this section concerning DTC and DTC’s book-entry system from sources that Baxter believes to be reliable, but Baxter takes no responsibility for the accuracy of this information.

If at any time DTC or any successor depository for the Exchange Notes of any series notifies us that it is unwilling or unable to continue as the depository for the Exchange Notes of such series, or if at any time DTC or such successor depository shall no longer be a clearing agency registered under the Exchange Act and any other applicable statute or regulation, Baxter will be obligated to use commercially reasonable efforts to appoint another depository for the notes of such series. If another depository is not appointed within 90 days, definitive note certificates will be issued in exchange for the Global Note representing the Exchange Notes of that series.

Baxter may at any time in our sole discretion determine that the Exchange Notes of any series shall no longer be represented by the Global Note, in which case definitive note certificates will be issued in exchange for the Global Note representing the Exchange Notes of that series.

Clearstream, Luxembourg and Euroclear. Clearstream, Luxembourg and Euroclear hold interests on behalf of their participating organizations through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”).

Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries.

Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream, Luxembourg participants are worldwide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant. Clearstream, Luxembourg has established an electronic bridge with Euroclear as the operator of the Euroclear system (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

Distributions with respect to the Exchange Notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear

Participants and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global note through accounts with a participant in the Euroclear system or any other securities intermediary that holds a book-entry interest in a global note through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear system and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to Exchange Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream, Luxembourg Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the Global Notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear or Clearstream Participant purchasing an interest in a global note from a Direct Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global note by or through a Euroclear or Clearstream Participant to a Direct Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

The information in this section concerning Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that Baxter believes to be reliable, but Baxter takes no responsibility for the accuracy of that information.

Although Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in global notes among Euroclear Participants and Clearstream, Luxembourg Participants,

they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Baxter nor the underwriters take any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective participants of their respective obligations under the rules and procedures governing their operations.

Governing Law

The indenture and the Exchange Notes will be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law.

The Trustee, Registrar and Paying Agent

U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, will be the trustee, registrar and paying agent with respect to the Exchange Notes. Neither the trustee nor any paying agent shall be responsible for monitoring our rating status, making any request upon any Rating Agency, or determining whether any Rating Event or Change of Control Triggering Event has occurred.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture when available without charge by writing to Baxter at One Baxter Parkway, Deerfield, Illinois 60015, Attention: Corporate Secretary.

THE EXCHANGE OFFERS

Purpose of the Exchange Offers

The Original Notes were purchased by the Initial Purchasers on December 1, 2021, for resale to qualified institutional buyers in compliance with Rule 144A under the Securities Act and outside of the United Stated to non-U.S. persons in compliance with Regulation S under the Securities Act. In connection with the sale of the Original Notes, Baxter and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as representatives of the Initial Purchasers, entered into the Registration Rights Agreement.

Baxter is making the Exchange Offers in reliance on the position of the SEC as set forth in Exxon Capital Holdings Corporation and similar no-action letters. However, Baxter has not sought our own no-action letter. Based upon these interpretations by the SEC, Baxter believes that a holder of Exchange Notes who is not our “affiliate” within the meaning of Rule 405 of the Securities Act and who exchanges Original Notes for Exchange Notes in the Exchange Offers generally may offer the Exchange Notes for resale, sell the Exchange Notes and otherwise transfer the Exchange Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. Baxter also believes that a holder may offer, sell or transfer the Exchange Notes only if the holder acknowledges that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes.

Any holder of the Original Notes using the Exchange Offers to participate in a distribution of Exchange Notes cannot rely on the no-action letters referred to above. Any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives Exchange Notes in exchange for such Original Notes pursuant to the Exchange Offers may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. See “Plan of Distribution”. You may not participate in the Exchange Offers if you are a broker-dealer tendering Original Notes that you acquired directly from us for your own account.

Except as set forth in this prospectus, this prospectus may not be used for an offer to resell, resale or other transfer of Exchange Notes.

The Exchange Offers are not being made to, nor will Baxter accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the Exchange Offers or the acceptance of them would not be in compliance with the securities or blue sky laws of such jurisdiction.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Baxter has agreed that, for a period of 90 days after the Expiration Date (as defined herein), Baxter will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” below.

Terms of the Exchange Offers

Based on the terms and subject to the conditions set forth in this prospectus and accompanying Letter of Transmittal, Baxter will accept any and all Original Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date for the Exchange Offers. Baxter will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes validly tendered pursuant to the Exchange Offers on or before the Expiration Date and not validly withdrawn. Holders may tender some or all of the Original Notes pursuant to the Exchange Offers. The Exchange Offers are not conditioned upon any minimum aggregate principal amount of Original Notes to be tendered.

Promptly after the Expiration Date (unless extended as described in this prospectus), Baxter will issue an aggregate principal amount of up to $800,000,000 of 2023 Exchange Notes for a like principal amount of outstanding 2023 Original Notes tendered and accepted, up to $1,400,000,000 of 2024 Exchange Notes for a like principal amount of outstanding 2024 Original Notes tendered and accepted, up to $1,450,000,000 of 2027 Exchange Notes for a like principal amount of outstanding 2027 Original Notes tendered and accepted, up to $1,250,000,000 of 2028 Exchange Notes for a like principal amount of outstanding 2028 Original Notes tendered and accepted, up to $1,550,000,000 of 2032 Exchange Notes for a like principal amount of outstanding 2032 Original Notes tendered and accepted, up to $750,000,000 of 2051 Exchange Notes for a like principal amount of outstanding 2051 Original notes tendered and accepted, up to $300,000,000 of 2023 Floating Rate Exchange Notes for a like principal amount of outstanding 2023 Floating Rate Original Notes tendered and accepted and up to $300,000,000 of 2024 Floating Rate Exchange Notes for a like principal amount of outstanding 2024 Floating Rate Original Notes tendered and accepted in connection with the Exchange Offers. The Exchange Notes issued in connection with the Exchange Offers will be delivered promptly after the Expiration Date.

The form and terms of the Exchange Notes will be substantially identical to the terms of the Original Notes, except that:

•	the Exchange Notes will have different CUSIP numbers from the Original Notes;

•	the Exchange Notes will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer of the Exchange Notes; and

•

holders of the Exchange Notes will not be entitled to any rights under the Registration Rights Agreements, which rights will terminate upon the consummation of the Exchange Offers, or to the additional interest provisions of the Registration Rights Agreements.

The Exchange Notes will evidence the same debt as the Original Notes and will be issued under the same indenture and be entitled to the same benefits under that indenture as the Original Notes being exchanged. As a result, the Original Notes and the Exchange Notes will be treated as a single series under the indenture.

No interest will be paid in connection with the Exchange Offers. The Exchange Notes will accrue interest from and including the last interest payment date on which interest has been paid on the Original Notes or, if no interest has been paid on the Original Notes, from the date of original issue of the Original Notes. Accordingly, the holders of Original Notes that are accepted for exchange will not receive accrued but unpaid interest on Original Notes at the time of tender. Rather, that interest will be payable on the Exchange Notes delivered in exchange for the Original Notes on the first interest payment date after the Expiration Date.

In connection with the issuance of the Original Notes, Baxter arranged for the Original Notes purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Exchange Notes will be issued in the form of one or more Global Notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Description of Exchange Notes—Book-Entry and Settlement”.

Original Notes that are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offers will remain outstanding and be entitled to the benefits of the Indenture that governs the notes, but certain registration and other rights under the Registration Rights Agreements will terminate and holders of the Original Notes will generally not be entitled to any registration rights under the Registration Rights Agreements. See “—Consequences of Failure to Properly Tender Original Notes in the Exchange Offers”.

Baxter shall be considered to have accepted validly tendered Original Notes if and when Baxter has given oral (to be followed by prompt written notice) or written notice to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.

If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, Baxter will return the Original Notes, without expense, to the tendering holder promptly after the Expiration Date for the Exchange Offers.

Holders who tender Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of Original Notes in connection with the Exchange Offers. Baxter will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offers. See “—Fees and Expenses”.

Expiration Date; Extension; Termination; Amendment

The Exchange Offers will remain open for at least 20 business days. The Expiration Date for the Exchange Offers is 5:00 p.m., New York City time, on June 10, 2022, unless extended by us in our sole discretion, in which case the term “Expiration Date” shall mean the latest date and time to which the Exchange Offers are extended with respect to either or both series of Exchange Notes.

Subject to applicable law, Baxter reserves the right, in our sole discretion:

•

to delay accepting any Original Notes, to extend any Exchange Offer or to terminate any Exchange Offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral (to be followed by prompt written notice) or written notice of the delay, extension or termination to the Exchange Agent; or

•	to amend the terms of any Exchange Offer in any manner.

If Baxter amends any Exchange Offer in a manner that Baxter considers material, Baxter will disclose such amendment by means of a prospectus supplement, and Baxter will extend such Exchange Offer for a period of five to ten business days. No Exchange Offer is conditioned upon the other Exchange Offer, and Baxter may terminate any Exchange Offer without terminating the other Exchange Offer.

If Baxter determines to extend, amend or terminate any Exchange Offer, Baxter will publicly announce this determination by making a timely release through an appropriate news agency.

If Baxter delays accepting any Original Notes or terminates any Exchange Offer, Baxter promptly will pay the consideration offered, or return any Original Notes deposited, pursuant to the Exchange Offers as required by Rule 14e-1(c).

Conditions to the Exchange Offers

Notwithstanding any other provisions of the Exchange Offers, or any extension of the Exchange Offers, Baxter will not be required to accept for exchange, or to exchange any Exchange Notes for, any Original Notes and Baxter may terminate any Exchange Offer or, at its option, modify, extend or otherwise amend any Exchange Offer, if any of the following conditions are not satisfied at or prior to the Expiration Date. Additionally, no Exchange Offer is conditioned upon the other Exchange Offer, and Baxter may terminate or extend any Exchange Offer without terminating or extending the other Exchange Offer:

(1) In our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which Baxter or one of its affiliates is a party or by which Baxter or one of its affiliates is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offers or the exchange of Original Notes for Exchange Notes under the Exchange Offers by or before any court or governmental regulatory or administrative agency, authority, or tribunal, which either:

•

challenges the making of the Exchange Offers or the exchange of Original Notes for Exchange Notes under the Exchange Offers or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the Exchange Offers or the exchange of Original Notes for Exchange Notes under the Exchange Offers; or

•

in our reasonable judgment, could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of Baxter and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to Baxter of the Exchange Offers or the exchange of Original Notes for Exchange Notes under the Exchange Offers;

(2) None of the following has occurred:

•

the SEC has issued a stop order which would suspend the effectiveness of the registration statement of which this prospectus forms a part or the qualification of the applicable indenture governing the Exchange Notes under the TIA;

•	any general suspension of, or limitation on, trading in securities on any United States national securities exchanges or in the over-the-counter market (whether or not mandatory);

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

•	any material adverse change in the United States’ securities or financial markets generally; or

•	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offers, a material acceleration or worsening thereof; and

(3) The trustee under the Indenture has not objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, either of the Exchange Offers, nor has the trustee taken any action that challenges the validity or effectiveness of the procedures used by us in making the Exchange Offers.

Baxter expressly reserves the right to amend or terminate any Exchange Offer and to reject for exchange any Original Notes not previously accepted for such exchange, upon the occurrence of any of the conditions of the Exchange Offers specified above. Baxter will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Exchange Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit and, except as set forth below, may be waived by us, in whole or in part, in our sole discretion. Any determination made by us concerning these events, developments or circumstances shall be conclusive and binding. Baxter may, at its option and in our sole discretion, waive any such conditions except for the condition that the registration statement of which this prospectus forms a part is not subject to a stop order or any proceedings for that purpose.

All conditions to the Exchange Offers must be satisfied or, where permitted, waived, at or by the Expiration Date. In addition, Baxter may in its absolute discretion, subject to applicable law, terminate any Exchange Offer for any other reason.

If any of the foregoing conditions are not satisfied, Baxter may, at any time at or prior to the Expiration Date:

(1) terminate any Exchange Offer and promptly return all tendered Original Notes with respect to that Exchange Offer to the respective tendering holders;

(2) modify, extend or otherwise amend any Exchange Offer and retain all tendered Original Notes with respect to that Exchange Offer until the Expiration Date, as extended, subject, however, to the withdrawal rights of holders; or

(3) waive the unsatisfied conditions, except for the condition that the registration statement of which this prospectus forms a part is not subject to a stop order or any proceedings for that purpose, with respect to any Exchange Offer and accept all Original Notes tendered and not previously validly withdrawn.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of Original Notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the Exchange Offers described in this prospectus and in the letter of transmittal. The participation in the Exchange Offers by a tendering holder of Original Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Original Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Absence of Dissenters’ Rights of Appraisal

Holders of the Original Notes do not have any dissenters’ rights of appraisal in connection with the Exchange Offers.

Procedures for Tendering Original Notes

If you hold Original Notes and wish to have those notes exchanged for Exchange Notes, you must validly tender (or cause the valid tender of) your Original Notes using the procedures described in this prospectus and in the accompanying letter of transmittal.

The procedures by which you may tender or cause to be tendered Original Notes will depend upon the manner in which you hold the Original Notes, as described below.

If you are a beneficial owner which holds Original Notes through Euroclear or Clearstream, Luxembourg and wish to tender your Original Notes, you must instruct Euroclear or Clearstream, Luxembourg, as the case may be, to block the account in respect of the tendered Original Notes in accordance with the procedures established by Euroclear or Clearstream, Luxembourg. You are encouraged to contact Euroclear and Clearstream, Luxembourg directly to ascertain their procedure for tendering Original Notes.

Original Notes Held with DTC by a DTC Participant

Pursuant to authority granted by DTC, if you are a DTC participant that has Original Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Original Notes as if you were the record holder. Accordingly, references herein to record holders include DTC participants with Original Notes credited to their accounts. Within two business days after the date of this prospectus, the Exchange Agent will establish accounts with respect to the Original Notes at DTC for purposes of the Exchange Offers.

Tenders of Original Notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 thereafter. No alternative, conditional or contingent tenders will be accepted.

Any DTC participant may tender Original Notes by effecting a book-entry transfer of the Original Notes to be tendered in the Exchange Offers into the account of the Exchange Agent at DTC and electronically transmitting its acceptance of the Exchange Offers through DTC’s ATOP procedures for transfer.

If you are a record holder, you may tender your Original Notes by completing and signing the letter of transmittal according to the instructions contained therein and delivering it, together with any signature guarantees and other required documents, to the Exchange Agent at its address on the back cover page of this prospectus, in either case before the Expiration Date of the Exchange Offers.

If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the Exchange Agent’s account at DTC and send an agent’s message to the Exchange Agent. An “agent’s message” is a message, transmitted by DTC to and received by the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering Original Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that Baxter may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the Expiration Date of the Exchange Offers. A letter of transmittal need not accompany tenders effected through ATOP; however, you will be bound by its terms just as if you had signed it.

The letter of transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the Exchange Agent prior to the Expiration Date of the Exchange Offers at one of its addresses set forth on the back cover page of this prospectus. Delivery of these documents to Baxter or DTC does not constitute delivery to the Exchange Agent.

Original Notes Held Through a Nominee by a Beneficial Owner

Currently, all of the Original Notes are held in book-entry form and can only be tendered by following the procedures described under “—Procedures for Tendering Original Notes—Original Notes Held with DTC by a DTC Participant”. However, any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf if such owner wishes to participate in the Exchange Offers. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offers a number of days before the Expiration Date in order for such entity to tender Original Notes on your behalf at or prior to the Expiration Date in accordance with the terms of the Exchange Offers.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Exchange Offers. Accordingly, beneficial owners wishing to participate in the Exchange Offers should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Exchange Offers.

Letter of Transmittal

Subject to and effective upon the acceptance for exchange and issuance of Exchange Notes, in exchange for Original Notes tendered by a letter of transmittal in accordance with the terms and subject to the conditions set forth in this prospectus, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent’s message) a tendering holder of Original Notes:

•

irrevocably sells, assigns and transfers to or upon the order of Baxter all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, the Original Notes tendered thereby;

•	represents and warrants that the Original Notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind; and

•	irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Original Notes (with full knowledge that the Exchange

Agent also acts as the agent of Baxter and an affiliate of the Exchange Agent acts as trustee under the Indenture), with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Original Notes tendered to be assigned, transferred and exchanged in the Exchange Offers.

Proper Execution and Delivery of Letter of Transmittal

If you wish to participate in the Exchange Offers, delivery of your Original Notes, signature guarantees and other required documents are your responsibility. Delivery is not complete until the required items are actually received by the Exchange Agent. If you mail these items, Baxter recommends that you (1) use registered mail properly insured with return receipt requested and (2) mail the required items in sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on the letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on the letter of transmittal need not be guaranteed if:

•

the letter of transmittal is signed by a DTC participant whose name appears on a security position listing of DTC as the owner of the Original Notes and the portion entitled “Special Issuance Instructions” on the letter of transmittal has not been completed; or

•	the Original Notes are tendered for the account of an eligible institution. See Instruction 4 in the letter of transmittal.

No alternative, conditional, irregular or contingent tenders will be accepted. By executing the letter of transmittal, or facsimile thereof, the tendering holders of Original Notes waive any right to receive any notice of the acceptance for exchange of their Original Notes. Tendering holders should indicate in the applicable box in the letter of transmittal the name, address and DTC participant number to which unexchanged Original Notes should be delivered by book-entry transfer, if different from the name and address of the person signing the letter of transmittal. If those instructions are not given, Original Notes not tendered or exchanged will be returned by book-entry transfer to the tendering holder.

Miscellaneous

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Original Notes will be determined by us in our absolute discretion, which determination will be final and binding. Baxter reserves the absolute right to reject any and all tendered Original Notes determined by us not to be in proper form or not to be tendered properly or any tendered Original Notes our acceptance of which would, in the opinion of our counsel, be unlawful. Baxter also reserves the right to waive, in its absolute discretion, any defects, irregularities or conditions of tender as to particular Original Notes, whether or not waived in the case of other Original Notes. Baxter’s interpretation of the terms and conditions of the Exchange Offers, including the terms and instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within the time Baxter determines. Although Baxter intends to notify holders of defects or irregularities with respect to tenders of Original Notes, none of we, the Exchange Agent or any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification. Tenders of Original Notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

In addition, Baxter reserves the right, as set forth above under the caption “—Conditions to the Exchange Offers”, to terminate any Exchange Offer. By tendering, each holder represents and acknowledges to us, among other things, that:

•

it has full power and authority to tender, sell, assign and transfer the Original Notes it is tendering and that Baxter will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

•	the Exchange Notes acquired in connection with the Exchange Offers are being obtained in the ordinary course of business of the person receiving the Exchange Notes;

•	at the time of commencement of the Exchange Offers it had no arrangement with any person to participate in a distribution of such Exchange Notes;

•	it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of our company; and

•

if the holder is a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes, and that it will receive Exchange Notes for its own account in exchange for Original Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution”.

There are no guaranteed delivery procedures for the Exchange Offers. Holders must tender their Original Notes via the ATOP system in accordance with the procedures of the letter of transmittal by the Expiration Date.

Withdrawal of Tenders

Tenders of Original Notes in the Exchange Offers may be validly withdrawn at any time prior to the Expiration Date.

Beneficial owners desiring to withdraw a tender of Original Notes previously tendered through the ATOP procedures should contact the DTC participant through which they hold their Original Notes. In order to withdraw Original Notes previously tendered, a DTC participant may, prior to the Expiration Date of the Exchange Offers, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP, or (2) delivering to the Exchange Agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The withdrawal notice must:

•	specify the name of the tendering holder of Original Notes;

•	bear a description, including the series, of the Original Notes to be withdrawn;

•	specify the aggregate principal amount represented by those Original Notes;

•	specify the name and number of the account at DTC to be credited with the withdrawn Original Notes; and

•

be signed by the holder of those Original Notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of those Original Notes.

The signature on any notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Original Notes have been tendered for the account of an eligible guarantor institution.

Withdrawal of tenders of Original Notes may not be rescinded, and any Original Notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offers. Validly withdrawn Original Notes may, however, be re-tendered by again following one of the procedures described in “—Procedures for Tendering Original Notes” at or prior to the Expiration Date.

Exchange Agent

U.S. Bank Trust Company, National Association has been appointed as Exchange Agent in connection with the Exchange Offers. Questions and requests for assistance, as well as requests for additional copies of this prospectus or of the letter of transmittal, should be directed to the Exchange Agent at:

U.S. Bank Trust Company, National Association, as Exchange Agent

Attn: Corporate Actions

111 Fillmore Avenue

St. Paul, MN 55107-1402

Tel: (800) 934-6802

Fax: (312) 332-8008

Email: cts.specfinance@usbank.com

Information Agent

D.F. King & Co., Inc. has been appointed as Information Agent in connection with the Exchange Offers. Requests of the Information Agent should be directed to:

D.F. King & Co., as Information Agent

48 Wall Street

New York, NY 10005

Tel (for banks and brokers): (212) 269-5550

Tel (for all others): (800) 659-5550

Email: bax@dfking.com

Fees and Expenses

Baxter will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offers. Baxter will pay certain other expenses to be incurred in connection with the Exchange Offers, including the fees and expenses of the Exchange Agent and certain accounting and legal fees.

Holders who tender their Original Notes for exchange generally will not be obligated to pay transfer taxes. If, however,

•	Exchange Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes tendered,

•	tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal, or

•	a transfer tax is imposed for any reason other than the exchange of Original Notes in connection with the Exchange Offers,

then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, Baxter will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offers. Payments made to other third parties will be expensed as incurred in accordance with generally accepted accounting principles.

Consequences of Failure to Properly Tender Original Notes in the Exchange Offers

Issuance of the Exchange Notes in exchange for the Original Notes under the Exchange Offers will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC through ATOP) and the certificate(s) representing such Original Notes (or confirmation of book-entry transfer), and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Baxter is under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange. Original Notes that are not tendered or that are tendered but not accepted by us will, following completion of the Exchange Offers, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the Exchange Offers, certain registration rights under the Registration Rights Agreements will terminate.

In the event the Exchange Offers are completed, Baxter generally will not be required to register the remaining Original Notes. Remaining Original Notes will continue to be subject to the following restrictions on transfer:

•

the remaining Original Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if neither such registration nor such exemption is required by law; and

•	the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption.

Baxter does not currently anticipate that it will register the remaining Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in connection with the Exchange Offers, any trading market for remaining Original Notes could be adversely affected. See “Risk Factors—Risks Relating to Participation in the Exchange Offers—If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid”.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE EXCHANGE OFFERS

An exchange of Original Notes for Exchange Notes pursuant to the Exchange Offers should not be treated as a disposition of the Original Notes for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, (a) a holder of Original Notes should not recognize gain or loss in respect of such exchange, (b) a holder’s tax basis in the Exchange Notes should equal its tax basis in the Original Notes, (c) a holder’s holding period in the Exchange Notes should include its holding period in the Original Notes, and (d) a holder should be subject to tax in respect of the Exchange Notes in the same manner as with respect to the Original Notes.

PLAN OF DISTRIBUTION

If you want to participate in the Exchange Offers, you must represent, among other things, that you:

•	are not a broker-dealer tendering Original Notes that you acquired directly from us for your own account;

•	are acquiring the Exchange Notes in the ordinary course of your business;

•	have not participated in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes; and

•	are not an “affiliate” as defined under Rule 405 of the Securities Act.

If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above under “Summary—The Exchange Offers—Resale of Exchange Notes” and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. Baxter has agreed that, for a period of 90 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

Baxter will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the Expiration Date, Baxter will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offers other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

THE EXCHANGE AGENT

U.S. Bank Trust Company, National Association has been appointed as the Exchange Agent for the Exchange Offers. Letters of transmittal and all correspondence in connection with the Exchange Offers should be sent or delivered by each holder of Original Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the Exchange Agent at the address and telephone number set forth on the back cover of this prospectus.

Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the Exchange Agent at the address and telephone numbers listed below. Holders of Original Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the Exchange Offers.

We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

The address for U.S. Bank Trust Company, National Association is: at 111 Fillmore Ave, St. Paul, MN 55107-1402. The Exchange Agent’s telephone number is (800) 934-6802 and email is cts.specfinance@usbank.com.

Questions and requests for assistance related to the Exchange Offers or for additional copies of this prospectus and the letter of transmittal may be directed to the Exchange Agent at the telephone number and address listed above.

DELIVERY OF A LETTER OF TRANSMITTAL OR TRANSMISSION OF INSTRUCTIONS TO AN ADDRESS OR FACSIMILE NUMBER OTHER THAN THAT OF THE EXCHANGE AGENT AS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS DOES NOT CONSTITUTE VALID DELIVERY.

VALIDITY OF NOTES

The validity of the Exchange Notes will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Assessment of Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Baxter International Inc. for the year ended December 31, 2021 and the audited historical financial statements of Hill-Rom Holdings, Inc. included in Exhibit 99.2 of Baxter International Inc.’s Current Report on Form 8-K dated December 13, 2021 have been so incorporated in reliance on the reports (which, in the case of Baxter International Inc., contains a paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of Hill-Rom Holdings, Inc. because it was acquired by Baxter International Inc. in a purchase business combination during 2021) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Baxter International Inc.

OFFERS TO EXCHANGE

PROSPECTUS

The Exchange Agent for the Exchange Offers is:

U.S. Bank Trust Company, National Association

Requests for additional copies of this prospectus and the letter of transmittal may be directed to the Exchange Agent at the address or telephone number set forth above. Beneficial owners may also contact their custodian for assistance concerning the Exchange Offers.

Until June 10, 2022, all dealers that effect transactions in the Exchange Notes, whether or not participating in the Exchange Offers, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.